Exhibit 4.15

Antonioli S.r.l. DTEAM S.r.l. DHOLDING S.r.l. Marcelo Burlon S.r.l. Mr. Andrea Grilli as Sellers - and - Farfetch Italia S.r.l. as Buyer - and - Farfetch Limited
SALE AND PURCHASE AGREEMENT RELATING TO 100% OF THE SHARE CAPITAL OF NEW GUARDS GROUP HOLDING S.P.A.

SALE AND PURCHASE AGREEMENT

This sale and purchase agreement (the “Agreement”) is entered into

BY AND BETWEEN

(1)

Antonioli S.r.l., a limited liability company (società a responsabilità limitata) with sole quota-holder incorporated under the laws of Italy, with registered office in Via Pasquale Paoli no. 1, Milan, Italy, fiscal code, VAT no., and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 04308510157, represented by Mr. Claudio Antonioli, in his capacity as sole director (“Antonioli”);

(2)

DTEAM S.r.l., a limited liability company (società a responsabilità limitata) with sole quota-holder incorporated under the laws of Italy, with registered office in Corso Italia no. 45, Milan, Italy, fiscal code, VAT no., and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 06028260963, represented by Davide Manuel De Giglio, in his capacity as sole director (“DTEAM”);

(3)

DHOLDING S.r.l., a limited liability company (società a responsabilità limitata) with sole quota-holder incorporated under the laws of Italy, with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no., and registration with the Companies’ Register of Milano Monza Biranza Lodi no. 09076680967, represented by Davide Manuel De Giglio, in his capacity as sole director (“DHOLDING” and, together with DTEAM, the “DDG Vehicles”, and each of them, a “DDG Vehicle”);

(4)

Marcelo Burlon S.r.l., a limited liability company (società a responsabilità limitata) with sole quota-holder incorporated under the laws of Italy, with registered office in Via Giuseppe Vigoni no. 10, Milan, Italy, fiscal code, VAT no., and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 08273870967, represented by Marcelo Daniel Burlon, in his capacity as sole director (“MB Vehicle”);

(5)

Mr. Andrea Grilli, born in ##### (#####), on ##########, ####, resident in #####, ###############################, fiscal code ################, ######## (“AG” and, together with, Antonioli, the DDG Vehicles and Burlon, the “Sellers” and each of them a “Seller”);

- on one hand -

AND

(6)

Farfetch Italia S.r.l., a limited liability company (società a responsabilità limitata) incorporated under the laws of Italy, with registered office in Milano, Via Tortona 25, Italy, fiscal code, VAT no., and registration with the Companies’ Register of Milano, Monza, Brianza, Lodi no. 10503000969, represented by Mrs. Carlotta Veneziani, in her capacity as director (the “Buyer”);

(for the purposes of this Agreement, the Buyer and the Sellers are hereinafter jointly referred to as the “Parties” and each of them also as a “Party”);

AND

(7)

Farfetch Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, with registered offices in Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY1-9008, Cayman Island, registered with the Cayman Islands’ Register, with registered number 336922, whose shares are listed on the New York Stock Exchange (“NYSE”) under the ticker symbol FTCH (“Farfetch”), which is entering into this Agreement for the purposes of Sections 1, 3, 4.1, 5.4, 5.5, 8.2(b)(iii) and (iv), 8.2(c), 10.6, 13, 14, 15, and 16 and to guarantee – jointly and severally – the fulfillment by the Buyer of the relevant obligations under this Agreement including – in particular – any Buyer Indemnification Obligations.

WHEREAS

(A)

As of the date of this Agreement, New Guards Group Holding S.p.A., is a joint stock company (società per azioni) incorporated under the laws of Italy, with registered office in via D. Manin 13, Milano (MI), Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 09757840963, having a share capital of Euro 1,100,000, fully paid in, divided into no. 1,100,000 shares with a par value of Euro 1.00 each (“NGG” or the “Company”).

(B)	As of the date of this Agreement, NGG owns the following equity participations in the following companies:
(a)

a quota equal to Euro 8,602.40 representing 71.69% of the corporate capital of County S.r.l., a limited liability company (società a responsabilità limitata), incorporated under the laws of Italy, with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 08262010963 (“County”). The remaining quota of the corporate capital of County equal to Euro 3,397.60 and representing 20.31% of the corporate capital of County is owned by MB Vehicle (the “MB County Quota”);

(b)

a quota equal to Euro 5,376.00 representing 53.76% of the corporate capital of Off-White Operating S.r.l., a limited liability company (società a responsabilità limitata), incorporated under the laws of Italy, with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 08436950961 (“Off-White Operating”). The remaining quotas of the corporate capital of Off-White Operating are owned as follows:

(i)	a quota equal to Euro 2,500.00 and representing 25% of the corporate capital of Off-White Operating is owned by Off-White LLC; and
(ii)	a quota equal to Euro 2,124.00 and representing 21.24% of the corporate capital of Off-White Operating is owned by MB Vehicle (the “MB Off-White Quota”); and
(c)

a quota equal to Euro 6,667.00 representing 66.67% of the corporate capital of Venice S.r.l., a limited liability company (società a responsabilità limitata), incorporated under the laws of Italy, with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 08927120967 (“Venice”). The remaining quotas of the corporate capital of Venice are owned as follows:

(i)

a quota equal to Euro 3,100.00 and representing 31% of the corporate capital of Venice is owned by Studio Malibù S.r.l., a company, incorporated under the laws of Italy, with registered office in Via Santa Sofia no. 21, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 09322830960;

(ii)

a quota equal to Euro 233.00 and representing 2.33% of the corporate capital of Venice is owned by MB Vehicle (the “MB Venice Quota”, and together with the MB County Quota and the MB Off-White Quota, the “MB Subsidiaries Quotas” and each of them a “MB Subsidiary Quota”);

(d)

a quota equal to Euro 6,100.00 representing 61.00% of the corporate capital of Unravel Project S.r.l., a limited liability company (società a responsabilità limitata), incorporated under the laws of Italy, with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 09313680960 (“Unravel Project”). The remaining quota of the corporate capital of Unravel Project equal to Euro 3,900.00 and representing 39% of the corporate capital of Unravel Project is owned by League of Anarchy LLC company, incorporated under the laws of United States, with registered office in Wilmington, Delaware, 1181 Silverside Road (United States), fiscal code, registration number 5677788;

(e)

a quota equal to Euro 7,500.00 representing 75% of the corporate capital of KPG S.r.l., a limited liability company (società a responsabilità limitata), incorporated under the laws of Italy with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 10365130961 (“KPG”). The remaining quota of the corporate capital of KPG equal to Euro 2,500.00 and representing 25% of the corporate capital of KPG is owned by Ms. Kim Minji born on July 3, 1991, in Incheon (Republic of Korea);

(f)

a quota equal to Euro 8,000.00 representing 80% of the corporate capital of Heron Preston S.r.l., a limited liability company (società a responsabilità limitata), incorporated under the laws of Italy, with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 09719570963 (“Heron Preston”). The remaining quota of the corporate capital of Heron Preston equal to Euro 2,000.00 and representing 20% of the corporate capital of Heron Preston is owned by Mr. Johnson Heron Preston born on April 18, 1983, in San Francisco (U.S.A.);

(g)

a quota equal to Euro 5,100.00 representing 51% of the corporate capital of Heron Preston Trademark S.r.l., a limited liability company (società a responsabilità limitata), incorporated under the laws of Italy, with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 09845680967 (“Heron Preston Trademark”). The remaining quota of the corporate capital of Heron Preston equal to Euro 4,900.00 and representing 49% of the corporate capital of Heron Preston Trademark is owned by Mr. Johnson Heron Preston born on April 18, 1983, in San Francisco (U.S.A.);

(h)

a quota equal to Euro 4,900.00 representing 49% of the corporate capital of Alanui S.r.l., a limited liability company (società a responsabilità limitata), incorporated under the laws of Italy, with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 09227650968 (“Alanui”). The remaining quotas of the corporate capital of Alanui are owned as follows:

(i)

a quota equal to Euro 2,550.00 and representing 25.50% of the corporate capital of Alanui is owned by Oddi Holding S.r.l. a company, incorporated under the laws of Italy, with registered office in Via Adelaide Cairoli Bono no. 28, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 10511880964; and

(ii)	a quota equal to Euro 2,550.00 and representing 25.50% of the corporate capital of Alanui is owned by Ms. Carlotta Oddi, born on February 8, 1984, in Monza (MB), Italy, fiscal code DDOCLT84B48F704T;

(i)

a quota equal to Euro 10,000.00 representing the entire corporate capital of APA S.r.l., a limited liability company (società a responsabilità limitata), that is implementing a winding-up process and that has been incorporated under the laws of Italy, with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 10050900967 (“APA” and, together with County, Off-White Operating, Venice, Unravel Project, KPG, Heron Preston, Heron Preston Trademark and Alanui, the “Subsidiaries”).

(C)	Off-White Operating owns the entire corporate capital of the following entities:
(a)

Off-White Operating Holding Corp., a company incorporated under the laws of Delaware, with registered office in New York, NY 10011 5 West 19th St., registration number 81-2577840 (“Off-White Operating Holding”), which in turn owns the entire corporate capital of Off-White Operating Soho LLC, a company incorporated under the laws of New York, with registered office in New York, NY 10011 5 West 19th St, registration number 812617945 (“Off-White Soho”);

(b)

Off-White Operating Paris S.à r.l., a company incorporated under the laws of France, with registered office in 34 boulevard des Italiens, 75009, Paris, France, number of registration with the Companies’ Register of Paris 424950459 (“Off-White Paris”); and

(c)

Off-White Operating Milan S.r.l., a company incorporated under the laws of Italy, with registered office in Via Daniele Manin no. 13, Milan, Italy, fiscal code, VAT no. and registration with the Companies’ Register of Milano Monza Brianza Lodi no. 10553090969 (“Off-White Milan” and, together with, Off-White Operating Holding, Off-White Soho and Off-White Paris and certain other subsidiaries which are set-up to run and operate the stores in Vegas, Miami and Los Angeles as identified in the Data Room, the “Off-White Subsidiaries”, and each of them an “Off-White Subsidiary”).

(D)	As of the date of his Agreement, the Sellers own shares representing in aggregate 100% (one hundred per cent) of the share capital of the Company. In particular:
(a)	Antonioli owns no. 506,385 (five hundred six thousand three hundred eighty-five) class A shares representing 46.04% (forty-six/04 per cent) of the share capital of NGG;
(b)	DTEAM owns no. 254,200 (two hundred fifty-four thousand two hundred) class B shares representing 23.11% (twenty-three/11 per cent) of the share capital of NGG;
(c)	DHOLDING owns no. 252,185 (two hundred fifty-two thousand one hundred eighty-five) class B shares representing 22.93% (twenty-two/93 per cent) of the share capital of NGG;
(d)	MB Vehicle owns no. 76,230 (seventy-six thousand two hundred thirty) class C shares representing 6.93% (six/93 per cent) of the share capital of NGG; and
(e)	AG owns no. 11,000 (eleven thousand) class D shares representing 1% (one per cent) of the share capital of NGG.
(E)

In accordance with certain agreements and arrangements among the Sellers and the by-laws of the Company, on July 25, 2019, the extraordinary shareholders’ meeting of NGG resolved upon the following capital increases to be subscribed for, executed and paid-in within October 31, 2019 (collectively, the “Capital Increases”):

(a)

a first capital increase of nominal Euro 305,989.00 with a share premium of Euro 138,901,011.00 (the “First MB Capital Increase”) to be subscribed for, executed and paid-in by the MB Vehicle through the contribution of the MB Off-White Quota and the MB County Quota (the “First MB Contribution”);

(b)

a second capital increase (conditional upon the execution of the First MB Contribution) of nominal Euro 2,919.00 with a share premium of Euro 1,325,081.00 (the “Second MB Capital Increase” and, together with the First MB Capital Increase, the “MB Capital Increases”) to be subscribed for, executed and paid-in by the MB Vehicle through the contribution of the MB Venice Quota (the “Second MB Contribution” and, together with the First MB Contribution, the “MB Contributions”);

(c)

a third capital increase (conditional upon the execution of the MB Contributions) of nominal Euro 17,529.00 with a share premium of Euro 12,471.00 (the “AG Capital Increase”) to be subscribed for, executed and paid-in by AG in cash.

(F)

Pursuant to a certain incentive plan agreement entered into by and between NGG, Antonioli, DTEAM, DHOLDING, the MB Vehicle and AG on May 16, 2018 (the “Incentive Plan”), AG has been granted with a stock option plan pursuant to which AG has the right, upon and subject to certain terms and conditions set forth therein, to subscribe the AG Capital Increase.

(G)	On the Closing Date, after and subject to the subscription of the Capital Increases:
(a)	the Sellers will own the entire share capital of the Company as follows:
(i)	Antonioli will own no. 506,385 (five hundred six thousand three hundred eighty-five) class A shares representing 35.50% (thirty-five/50 per cent) of the share capital of NGG (the “Antonioli Shares”);
(ii)	DTEAM will own no. 254,200 (two hundred fifty-four thousand two hundred) class B shares representing 17.80% (seventeen/80 per cent) of the share capital of NGG (the “DTEAM Shares”);
(iii)

DHOLDING will own no. 252,185 (two hundred fifty-two thousand one hundred eighty-five) class B shares representing 17.70% (seventeen/70 per cent) of the share capital of NGG (the “DHOLDING Shares” and, together with the “DTEAM Shares”, the “DDG Shares”);

(iv)

MB Vehicle will own no. 385,138 (three hundred eighty-five thousand one hundred thirty-eight) class C shares representing 27.00% (twenty-seven/00 per cent) of the share capital of NGG (the “MB Vehicle Shares”); and

(v)

AG will own no. 28,529 (twenty-eight thousand five hundred twenty-nine) class D shares representing 2.00% (two per cent) of the share capital of NGG (the “AG Shares” and, together with the DDG Shares, the MB Vehicle Shares, the Antonioli Shares, the “Shares”); and

(b)	the Company will own the following equity participations in the Subsidiaries:
(i)	a quota equal to Euro 12,000.00 representing the entire corporate capital of County;
(ii)

a quota equal to Euro 7,500.00 representing 75.00% of the corporate capital of Off-White Operating. The remaining quota of the corporate capital of Off-White Operating will be owned by Off-White LLC (as identified above);

(iii)

a quota equal to Euro 6,900.00 representing 69.00% of the corporate capital of Venice. The remaining quota of the corporate capital of Venice will be owned by Mr. Francesco Ragazzi born on June 7, 1985 in Milan, Italy;

(iv)

a quota equal to Euro 6,100.00 representing 61.00% of the corporate capital of Unravel Project. The remaining quota of the corporate capital of Unravel Project will be owned by League of Anarchy LLC (as identified above);

(v)	a quota equal to Euro 7,500.00 representing 75% of the corporate capital of KPG. The remaining quota of the corporate capital of KPG will be owned by Ms. Kim Minji (as identified above);
(vi)

a quota equal to Euro 8,000.00 representing 80% of the corporate capital of Heron Preston. The remaining quota of the corporate capital of Heron Preston will be owned by Mr. Johnson Heron Preston (as identified above);

(vii)

a quota equal to Euro 5,100.00 representing 51% of the corporate capital of Heron Preston Trademark. The remaining quota of the corporate capital of Heron Preston Trademark will be owned by Mr. Johnson Heron Preston (as identified above);

(viii)

a quota equal to Euro 4,900.00 representing 49%of the corporate capital of Alanui. The remaining quotas of the corporate capital of Alanui will be owned by Oddi Holding S.r.l. and Ms. Carlotta Oddi (as identified above), in any case without prejudice to the provisions of Section 5.7 below;

(ix)	a quota equal to Euro 10,000.00 representing the entire corporate capital of APA; and
(x)	through Off-White Operating, the entire corporate capital of the Off-White Subsidiaries.
(H)	The Buyer is an entity directly fully owned and controlled by Farfetch.
(I)	The Sellers intend to sell to the Buyer that – also in light of the satisfactory outcomes of the Due Diligence (as defined below) intends to purchase – the Shares. In particular:
(a)	Antonioli intends to sell to the Buyer – that intends to purchase – the Antonioli Shares;
(b)	DTEAM intends to sell to the Buyer – that intends to purchase – the DTEAM Shares;
(c)	DHOLDING intends to sell to the Buyer – that intends to purchase – the DHOLDING Shares;
(d)	MB Vehicle intends to sell to the Buyer – that intends to purchase – the MB Vehicle Shares; and
(e)	AG intends to sell to the Buyer – that intends to purchase – the AG Shares.
(J)

On June 14, 2019 Farfetch submitted to the Sellers a non-binding offer to acquire (also indirectly through one of its subsidiaries), at the terms and conditions set forth therein, the Shares from the Sellers, which was accepted by the Sellers on the same date (the “NBO”);

(K)

Following the acceptance of the NBO, the Buyer, also through its financial, legal, accounting and tax advisers, has conducted an investigation of the Group Companies (as defined below) (the “Due Diligence”), by means of a financial, accounting, legal, tax and commercial due diligence carried out through: (i) the review of the documentation which has been made available to Farfetch and the Buyer and their advisors by the Sellers, the Group Companies, and their respective representatives and advisors, in an electronic data room opened from June 27, 2019 to July 31, 2019 on 6:00 p.m. CEST (the “Data Room”), attached hereto as Schedule (K); (ii) the management presentations related to the business, financial, strategic, operational, and development aspects of the Group Companies made to Farfetch and the Buyer and/or their advisors by the Group Companies’ management in Milan, at the offices of Latham & Watkins from June 25, 2019 to June 27, 2019 and (iii) the Q&A sessions asked by Farfetch and the Buyer and/or their advisors, and the relevant answers thereto provided by the Group Companies and their advisors.

(L)

In accordance with and subject to the terms and conditions of this Agreement, the Sellers intend to sell to the Buyer, and the Buyer intends to purchase from the Sellers, the Shares (the “Transaction”).

NOW THEREFORE, the Parties hereby agree and covenant as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions

In this Agreement the following terms and expressions starting with a capital letter shall have the following meanings:

“2018 NGG Consolidated Financial Statements” means the consolidated financial statements of NGG relating to the period from November 1, 2017 through October 31, 2018, approved by the NGG’s board of directors’ meeting on June 26, 2019, audited by KPMG S.p.A. and attached hereto as Schedule 1.1(I).

“2018 NGG Financial Statements” means the financial statements of NGG relating to the period from May 1, 2017 through April 30, 2018, approved by the NGG’s shareholders’ meeting on June 26, 2019, audited by KPMG S.p.A. and attached hereto as Schedule 1.1(II).

“Accounting Principles” means the generally accepted accounting principles set forth in the Code and in Legislative Decree No. 127/91, those established by the Italian Accountants’ Organization (“Principi Contabili Predisposti dai Consigli Nazionali dei Dottori Commercialisti e dei Ragionieri”) and those established and/or revised by the OIC (“Organismo Italiano di Contabilità”) applied using bases, practices, methods and estimations techniques consistent with those used in preceding accounting periods.

“Actual 2018 Group EBITDA” means the the actual value of the NGG Group EBITDA related to the fiscal year ending on October 31, 2018.

“Affiliate” means, with respect to (a) a Person, which is a legal entity, any Person (as defined below), directly or indirectly controlling, controlled by or under common control with (as defined below), such Person, (b) with respect to a Person that is an individual: (i) the spouse of such Person or of any of the individuals under (ii) hereafter; and (ii) any relative (parente) of, or person related by affinity (affine) to, such Person or any of the individuals under (i) above, in each case within the fourth degree (including step-children and adopted children).

“AG” has the meaning set forth in the Preamble.

“AG Cash Price Portion” has the meaning set forth in Section 3.2(e)(i).

“AG Escrow Amount” has the meaning set forth in Section 3.3(e)(ii).

“AG FF Shares” has the meaning set forth in Section 3.2(e)(ii).

“AG Price Portion” has the meaning set forth in Section 3.1(a)(v).

“AG Shares” has the meaning set forth in Recital (G).

“Agreement” has the meaning set forth in the Preamble.

“Alanui” has the meaning set forth in Recital (B).

“Alanui Agreements” means the agreements regarding, inter alia, the acquisition by NGG of quota-holding representing 4% of Alanui’s corporate capital and the execution of a new shareholders’ agreement setting forth the new governance structure of Alanui itself that in copy are attached hereto as Schedule 1.1(III).

“Anti-Corruption Laws” means laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), including, without limitation, applicable laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage, such as, without limitation, Articles 318, 319, 319 ter, 320 and/or 321 of the Italian criminal code (as approved by the Royal Decree, dated March 16, 1942, no. 262, as subsequently amended and supplemented), Legislative Decree no. 231 dated June 8, 2001 (as subsequently amended), the U.S. Foreign Corrupt Practices Act of 1977 (as amended from time to time), the United Kingdom Bribery Act of 2010, and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, in each case to the extent applicable.

“Anti-Money Laundering Laws” means laws, regulations, rules or guidelines relating to money laundering, including, without limitation, applicable financial recordkeeping and reporting requirements, such as, without limitation, the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, as amended, the U.S. Money Laundering Control Act of 1986, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, as amended, all money laundering-related Laws of other jurisdictions where each NGG Group Company, conducts business or own assets, and any related or similar Law issued, administered or enforced by any Authority, in each case to the extent applicable.

“Antitrust Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time governing the conduct of any Person in relation to restrictive or other anti-competitive agreements or practices (including cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), abuse of dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

“Antonioli” has the meaning set forth in the Preamble.

“Antonioli Cash Price Portion” has the meaning set forth in Section 3.2(a)(i).

“Antonioli Price Portion” has the meaning set forth in Section 3.1(a)(i).

“Antonioli Escrow Amount” has the meaning set forth in Section 3.3(a)(ii).

“Antonioli FF Shares” has the meaning set forth in Section 3.2(a)(ii).

“Antonioli Shares” has the meaning set forth in Recital (G).

“APA” has the meaning set forth in Recital (B).

“Authority” means – as the case may be – any (a) nation, region, state, country, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, county, foreign or other government, (c) department, agency, division, bureau, instrumentality, or other political subdivision of a foreign or other government, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) public international organization or multinational organization, (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, taxing, social security or administrative authority or power of any nature, (g) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization described in the foregoing clauses (a), (b), (c), (d), (e) or (f) of this definition, or (h) any political party.

“Business Day” means any calendar day other than Saturdays, Sundays and any other days on which banks are authorized to close in Milan, New York or in London.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnification Obligation” has the meaning set forth in Section 13.

“Buyer Release Amount” has the meaning set forth in Section 3.4(a)(i).

“Buyer Warranties” has the meaning set forth in Section 10.1.

“Claim” has the meaning set forth in Section 14.1.

“Claimant” has the meaning set forth in Section 14.2.

“Closing” means the purchase and sale of the Shares, the payment of the Provisional Price to the Sellers and, in general, the execution and exchange of all documents and agreements and the performance and consummation of all obligations and transactions, respectively required to be executed, exchanged, performed and consummated on the Closing Date (as defined below) pursuant to Section 8 of this Agreement.

“Closing Cash Price Portions” has the meaning set forth in Section 3.2(e)(i).

“Closing Date” means: (i) August 7, 2019; or (ii) in case by such date the First Condition Precedent has not been met or waived according to Section 7.1, the Business Day - such date not to be later than the Long Stop Date – following the day on which such First Condition Precedent has been met or waived according to Section 7.1; or (iii) or any other date which may be agreed upon in writing by the Parties.

“Closing FF Shares” has the meaning set forth in Section 3.2(e)(ii).

“Closing Financial Documents” means the financial documentation to be provided by the Sellers to the Buyer, as listed in Schedule 1.1(IV).

“Closing NFP” means the NFP of the NGG Group as at the Closing Date.

“Closing NWC” means the NWC of the NGG Group as at the Closing Date.

“Code” means the Italian civil code, as approved by the Royal Decree, dated March 16, 1942, no. 262, as subsequently amended and supplemented.

“Company” has the meaning set forth in Recital (A).

“Conditions” means the First Condition Precedent and the Second Condition Precedent.

“Confidential IP Rights” has the meaning set forth in Section 9.16.

“control”, “controlling” and “controlled”, unless the context requires otherwise, has the meaning provided by article 2359, first paragraph, no. 1), of the Code.

“County” has the meaning set forth in Recital (B).

“Data Room” has the meaning set forth in Recital (K).

“DDG” means Mr. Davide De Giglio.

“DDG Cash Price Portion” has the meaning set forth in Section 3.21.1(d)(i).

“DDG FF Shares” has the meaning set forth in Section 3.2(d)(iii).

“DDG Price Portion” has the meaning set forth in Section 3.1(a)(iii).

“DDG Shares” has the meaning set forth in Recital (G).

“DDG Vehicles” has the meaning set forth in the Preamble.

“DHOLDING” has the meaning set forth in the Preamble.

“DHOLDING Cash Price Portion” has the meaning set forth in Section 3.2(d)(i).

“DHOLDING Escrow Amount” has the meaning set forth in Section 3.3(d)(ii).

“DHOLDING FF Shares” has the meaning set forth in Section 3.2(d)(ii).

“DHOLDING Price Portion” has the meaning set forth in Section 3.1(a)(iii).

“DHOLDING Shares” has the meaning set forth in Recital (G).

“Direct Claim” has the meaning set forth in Section 14.2.

“Directors Resignation Letters” has the meaning set forth in Section 5.2(a).

“Disclosure Letter” means the that certain letter delivered by the Sellers to the Buyer on the date of execution of this Agreement and which contains the exceptions to the Sellers Warranties.

“Disputed Amounts” has the meaning set forth in Section 4.2(a)(iv).

“Disputed Matters” has the meaning set forth in Section 4.2(a)(iii).

“DTEAM” has the meaning set forth in the Preamble.

“DTEAM Cash Price Portion” has the meaning set forth in Section 3.2(c)(i).

“DTEAM Escrow Amount” has the meaning set forth in Section 3.3(c)(ii).

“DTEAM FF Shares” has the meaning set forth in Section 3.2(c)(ii).

“DTEAM Price Portion” has the meaning set forth in Section 3.1(a)(ii).

“DTEAM Shares” has the meaning set forth in Recital (G).

“Due Diligence” has the meaning set forth in Recital (K).

“EBITDA Adjustment” has the meaning set forth in Section 4.1(a).

“EBITDA Shortfall” has the meaning set forth in Section 4.1(a).

“Encumbrances” means any security interest, mortgage, lien, easement, usufruct, charge (whether fixed or floating), pledge, encumbrance, option, power of sale, right of first refusal or first offer or other third party rights, rights of pre-emption, right to acquire, transfer restriction, assignment (including by way of security), retention of title, escrow or trust arrangement for the purposes of providing security, defect of title or other similar restriction and any agreement to create any of the foregoing.

“Escrow Accounts” means the bank accounts opened with and/or by the Escrow Agent and where the Sellers (according to their applicable Relevant Percentages) shall deposit the Escrow Amount to be kept in escrow in accordance with this Agreement and the Escrow Agreement.

“Escrow Agent” means the bank or other financial institution of international standing which shall be chosen and agreed in good faith by the Sellers and the Buyer, prior to the Closing Date, to act as Escrow Agent for the purposes of this Agreement and the Escrow Agreement.

“Escrow Agreement” means the escrow agreement to be entered into at Closing and negotiated in good faith by and among the Escrow Agent, the Sellers, and the Buyer that shall reflect the principles under Section 3.4 below.

“Escrow Amount” has the meaning set forth in Section 3.3(e)(ii).

“Farfetch” has the meaning set forth in the Preamble.

“Farfetch’s Class A Shares” means the total 16,837,869 listed Class A ordinary shares of Farfetch that, subject to the terms and conditions of this Agreement, will be issued in favour of the Sellers to satisfy the obligation of the Buyer to pay a portion of the Provisional Price at Closing.

“FF Warranties” has the meaning set forth in Section 10.6.

“FF Indemnification Obligation” has the meaning set forth in Section 13.1.

“Final Price” means the Provisional Price minus the amount (if any) of the NFP Shortfall Adjustment or plus the amount (if any) of the NFP Excess Adjustment and minus (if any) the amount of the EBITDA Adjustment.

“First Condition Precedent” means the delivery of Closing Financial Documents by KPMG S.p.A. to NGG.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Authority Governmental Entity, (ii) any political party or party official or candidate for political office; a Politically Exposed Person (PEP) as defined by the Financial Action Task Force (FATF) or Groupe d’action Financière sur le Blanchiment de Capitaux (GAFI); or (iv) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Authority.

“Heron Preston” has the meaning set forth in Recital (B).

“Heron Preston Trademark” has the meaning set forth in Recital (B).

“IFRS Financial Documents” means the unaudited consolidated financial documents relating to the NGG Group Companies attached hereto as Schedule 1.1(V), which have been prepared by EY S.p.A. upon mandate of the Company and request of the Buyer, for the purposes of the transition of the relevant documents from the Accounting Principles to IFRS Standard.

“Incentive Plan” has the meaning set forth in Recital (F).

“Indemnifying Party” has the meaning set forth in Section 14.2.

“Indemnification Event” has the meaning set forth in Section 14.2.

“Independent Expert” means the accounting firm Deloitte, provided that, if Deloitte does not agree to perform (including due to any situation of conflict of interest), or is unable or unwilling to complete the services set forth under this Agreement and the Buyer, on one side, and the Seller(s) in relation to which the Independent Expert shall render its services, on the other side, fail to agree on its replacement with another accounting firm of international standing, preferably among the so called big four, which is independent from the Buyer, on one side, and the Seller(s) in relation to which the Independent Expert shall render its services, on the other side, within the following 5 (five) Business Days, such replacement will thereupon be designated by Chairman of the Court of Milan, among the accounting firms of international standing, preferably among the so called big four, which are independent from the Buyer and the Seller(s) in relation to which the Independent Expert shall render its services, upon request of the most diligent of the Buyer and/or any of the Seller(s) in relation to which the Independent Expert shall render its services, provided that such designation cannot be appealed or challenged for any reason whatsoever.

“Indirect Tax” value added, turnover, sales, use, distribution or corresponding Tax.

“Intellectual Property” means all rights in patents, utility and/or design models, trademarks, unregistered trademarks, service marks, logos, getup, trade names, internet domain names, copyright (including rights in computer software), design rights, the benefit of any waiver of moral rights, database rights and knowledge (including know how, inventions, secret formulae and processes, market information, and lists of customers and suppliers), and rights protecting goodwill and reputation and rights to sue for passing off and any other intellectual property rights, in each case, whether or not registered and including all applications to register and rights to apply to register any of them and all rights to sue for any past or present infringement of them and all rights or forms of protection having equivalent or similar effect in any jurisdiction.

“Interim Management Period” has the meaning set forth in Section 6.1(a).

“KPG” has the meaning set forth in Recital (B).

“Laws” means – as the case may be – all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, rules of the NYSE, the US Securities Act, customary law and equity and all civil or other codes and all other laws of, or having effect in, any relevant jurisdiction from time to time.

“Lock Up” has the meaning set forth in Section 3.2(c)(ii).

“Lock Up Period” has the meaning set forth in Section 3.2(c)(ii).

“Long Stop Date” means August 31, 2019 or such later date agreed in writing by the Parties.

“Loss” means, in relation to any matter, any and all direct and actual loss and/or any loss of profit, pursuant to and in accordance with Articles 1223 ad following of the Code, relating to that matter.

“MB Capital Increase” has the meaning set forth in Recital (E).

“MB Contributions” has the meaning set forth in Recital (E).

“MB County Quota” has the meaning set forth in Recital (B).

“MB Off-White Quota” has the meaning set forth in Recital (B).

“MB Subsidiaries Quotas” has the meaning set forth in Recital (B).

“MB Vehicle” has the meaning set forth in the Preamble.

“MB Vehicle Cash Price Portion” has the meaning set forth in Section 3.2(b)(i).

“MB Vehicle Escrow Amount” has the meaning set forth in Section 3.3(b)(ii).

“MB Vehicle FF Shares” has the meaning set forth in Section 3.2(b)(ii).

“MB Vehicle Price Portion” has the meaning set forth in Section 3.1(a)(iv).

“MB Vehicle Shares” has the meaning set forth in Recital (G).

“MB Venice Quota” has the meaning set forth in Recital (B).

“NBO” has the meaning set forth in Recital (J).

“Negative Difference” means the amount by which the Final Price is less than the Provisional Price.

“NFP” means the net financial position of the NGG Group as calculated through the items indicated in Schedule 1.1(VI).

“NFP Shortfall” has the meaning set forth in Section 4.1.(b).

“NFP Shortfall Adjustment” has the meaning set forth in Section 4.1.(b).

“NFP Excess” has the meaning set forth in Section 4.1.(c).

“NFP Excess Adjustment” has the meaning set forth in Section 4.1.(c).

“NGG” or the “Company” has the meaning set forth in Recital (A).

“NGG By-Laws” means the by-laws of NGG to be adopted on the Closing Date and that the Buyer will notify to the Sellers in due advance prior to Closing.

“NGG Collective Bargaining Agreements” has the meaning set forth in Section 9.12(c).

“NGG Employees” has the meaning set forth in Section 9.12(a).

“NGG Financials” means the 2018 NGG Consolidated Financial Statements and the 2018 NGG Financial Statements.

“NGG Group Companies” or “NGG Group” or “Group Companies” means NGG, the Subsidiaries and the Off-White Subsidiaries.

“NGG Group EBITDA” means the consolidated EBITDA of NGG, to be calculated according to the principles set forth in Schedule 1.1(VII) and in any case applying the Accounting Principles and without any normalization and/or deviation thereof.

“NGG Group Permits”: has the meaning set forth in Section 9.7(a).

“NGG Group Representative” means the Sellers, any NGG Group Company, or any director, officer, agent, employee, representative, distributor, consultant, or any other Person duly authorized to act for or on behalf of the foregoing (individually and collectively).

“NGG IP Rights” has the meaning set forth in Section 9.15(f).

“NGG Lease Agreements” has the meaning set forth in Section 9.11.

“NGG Material Contracts” means each contract or agreement listed in Schedule 9.10(a) to this Agreement.

“NGG Real Properties” has the meaning set forth in Section 9.11.

“Notary” means the Notary Public, Mr. Andrea de Costa, or any other Notary of the firm “Studio Notarile Marchetti”, or any other Notary Public to be timely designated by the Buyer.

“Notice of Claim” has the meaning set forth in Section 14.2.

“NYSE” has the meaning set forth in the Preamble.

“Objection Notice” has the meaning set forth in Section 4.2(a)(ii).

“Off-White Operating” has the meaning set forth in Recital (B).

“Off-White Operating Holding” has the meaning set forth in Recital (C).

“Off-White Milan” has the meaning set forth in Recital (C).

“Off-White Paris” has the meaning set forth in Recital (C).

“Off-White Soho” has the meaning set forth in Recital (C).

“Off-White Subsidiaries” has the meaning set forth in Recital (C).

“Owned IP rights” has the meaning set forth in Section 9.15.

“Parties” has the meaning set forth in the Preamble.

“Pending Claims” has the meaning set forth in Section 3.4(a).

“Person” means – as the case may be – any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company, firm or other enterprise, association, organization or entity.

“Positive Difference” means the amount by which the Final Price is greater than the Provisional Price.

“Price Adjustment Notice” has the meaning set forth in Section 4.2(a)(i).

“Provisional Price” has the meaning set forth in Section 3.1(a).

“Reference NFP” means the Sellers’ good faith estimate of the NFP of the NGG Group as at July 31, 2019, which is equal to Euro 39,396,699.75 and as detailed in Schedule 1.1(IX).

“Related Parties” has the meaning set forth by the international accounting principle concerning the disclosure of related parties transactions (IAS n. 24), as adopted pursuant to the procedure set forth under Section 6 of the Regulation (EC) no. 1606/2002.

“Related Person” means, with respect to any Seller, (i) the Affiliates of any such Seller (other than any NGG Group Company), and (ii) any such Seller’s and/or its Affiliates’ (other than any NGG Group Company) respective directors, officers, executives (dirigenti) or employees.

“Release Date” has the meaning set forth in Section 3.4(a).

“Relevant Percentage” means, in respect of each Seller, the percentage indicated in Schedule 1.1(XI).

“Retained Amount” has the meaning set forth in Section 3.4(a).

“Rules” has the meaning set forth in Section 16.10(a).

“Sanctions Laws and Regulations” means applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Authorities, including those administered by the U.S. government through the U.S. Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, the European Union or its Member States, or Her Majesty’s Treasury of the United Kingdom.

“Sanctions Target” means any Person that is the target of Sanctions Laws and Regulations, including (a) any Person listed in any list of designated Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or other U.S. or non-U.S. Government Entity under Sanctions Laws; (b) that is, or is part of, a government of, a country or territory subject to comprehensive sanctions (currently Iran, Syria, Cuba, North Korea, and the Crimea region of Ukraine), (c) any Person 50% or more owned or, where relevant under applicable Sanctions Laws and Regulations, Controlled by any such Person or Persons or acting for or on behalf of such Person or Persons; or (d) any Person organized or resident in a country or territory subject to comprehensive sanctions.

“Second Condition Precedent” means the fact that the Closing Financial Documents regarding 2018 financial year do not show any material discrepancy vis-à-vis the IFRS Financial Documents regarding 2018 financial year.

“Securities Act” means the United States of America Securities Act of 1933, as amended.

“Sellers” has the meaning set forth in the Preamble.

“Sellers Indemnification Obligations” has the meaning set forth in Section 11.1.

“Sellers’ Knowledge” means the actual knowledge that Mr. Davide De Giglio, AG, Mr. Claudio Antonoli and Mr. Marcelo Burlon – as applicable – have acquired in their capacity of directors and/or direct or indirect shareholders of NGG.

“Sellers Warranties” has the meaning set forth in Section 9.1.

“Shares” has the meaning set forth in Recital (G).

“Special Indemnification Obligations” has the meaning set forth in Section 12.2.

“Statutory Auditors Resignation Letters” has the meaning set forth in Section 5.2(b).

“Subsidiaries” has the meaning set forth in Recital (B).

“Target 2018 Group Consolidated EBITDA” means Euro 60,700,000.00 (sixty million seven hundred thousand/00).

“Tax” or “Taxes” means all federal, state or local taxes, direct or indirect taxes, social security contributions, fees, levies, or other fiscal assessments and duties imposed by any federal, national or local taxing authorities, including all income taxes, transfer taxes (including, without limitation, Italian, and French registration duty), recording, license, withholding, payroll, stamp, registration tax, mortgage tax, cadastral tax, occupation and property taxes, excise or custom duties, sale, use, VAT and franchise taxes or other similar fees, assessments and charges, however denominated, together with all interest, penalties, fines, surcharges, additions to tax or additional amounts imposed by any Tax Authority.

“Tax Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect any Tax.

“Third-Party Claim” has the meaning set forth in Section 14.2.

“Trade Working Capital Special Indemnity” has the meaning set forth in Section 12.1.

“Transaction” has the meaning set forth in Recital (L).

“Unravel Project” has the meaning set forth in Recital (B).

“Venice” has the meaning set forth in Recital (B).

1.2	Interpretation
(a)

Defined terms denoting the singular shall include the plural and vice versa. Terms used in the plural apply to the whole as well as to one or more of the relevant individual elements. Any reference in this Agreement to gender shall include all genders.

(b)

Any defined terms that refer to an Italian legal concept shall be deemed to include – if applicable and to the extent possible – the most similar legal concept existing in any relevant jurisdiction other than Italian Republic.

(c)	Definitions given for a noun also apply mutatis mutandis to verbs, adjectives and adverbs that have the same root and vice versa.
(d)	References to “includes” and “including” mean including without limitation.
(e)

In all cases in which, under this Agreement, a Party clearly and directly undertakes to cause or to procure that any other Person (including a corporate body of any such Person) undertakes or does or omits to do something, or to procure that any other Person (including a corporate body of any such Person) undertakes or does or omits to do something, such undertaking of the Party shall be construed as a “promessa dell’obbligazione o del fatto del terzo” as provided by article 1381 of the Code.

(f)

The obligation of a Party to use its efforts or endeavors, whether best or reasonable or commercial, to accomplish an objective shall be construed as an “obbligazione di mezzi” according to the Italian Law and not as an absolute obligation to ensure that such objective is, in fact, reached (i.e., as an “obbligazione di risultato”).

(g)

The division of this Agreement into Articles, Sections, and Paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(h)

The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole (including the Recitals and the Schedules) and not merely to a subdivision in which such words appear.

(i)	The references to “Sections”, “Paragraphs” “Recitals”, and “Schedules” are to the articles, sections, recitals and schedules of this Agreement.
(j)

For the purposes of Sections 1, 3, 4.1, 5.5, 8.2(b)(iii) and (iv), 8.2(c), 10.6, 13, 14, 15, and 16, the definition of Parties shall be deemed to, and shall be construed as to, include a reference to Farfetch.

2.	SALE AND PURCHASE OF THE SHARES
2.1	Sale and Purchase of the Shares

On the terms and conditions set out in this Agreement, each Seller hereby agrees to sell and transfer to the Buyer, and the Buyer hereby agrees to purchase, its/his own Shares at Closing, in consideration of its/his own relevant portion of the Provisional Price (in any case as adjusted pursuant to Section 4). In particular, at Closing:

(a)

Antonioli shall sell and transfer to the Buyer, and the Buyer shall purchase from Antonioli, the Antonioli Shares, free and clear of any Encumbrance and in consideration of the Antonioli Price Portion;

(b)	MB Vehicle shall sell and transfer to the Buyer, and the Buyer shall purchase from MB Vehicle, the MB Shares, free and clear of any Encumbrance and in consideration of the MB Vehicle Price Portion;
(c)	DTEAM shall sell and transfer to the Buyer, and the Buyer shall purchase from DTEAM, the DTEAM Shares, free and clear of any Encumbrance and in consideration of the DTEAM Price Portion;
(d)

DHOLDING shall sell and transfer to the Buyer, and the Buyer shall purchase from DHOLDING, the DHOLDING Shares, free and clear of any Encumbrance and in consideration of the DHOLDING Price Portion; and

(e)	AG shall sell and transfer to the Buyer, and the Buyer shall purchase from AG, the AG Shares, free and clear of any Encumbrance and in consideration of the AG Price Portion.
2.2	Shares as a sole object

Pursuant to section 1316 of the Code, the Shares are conventionally deemed to be one sole and indivisible object. Therefore, the sale and purchase under this Agreement of any of the Shares will not be deemed to have been completed unless and until all Shares have been sold and transferred to the Buyer.

2.3	Absence of joint liability

Each Seller undertakes to sell and transfer its/his own Shares to the Buyer severally and not jointly with the consequent exclusion of any form of joint liability between the Sellers pursuant to articles 1292 et seq. of the Code or otherwise, except for the DDG Vehicles which shall be jointly liable between them. Accordingly, each of the Sellers may only be held liable for any failure to perform obligations under Section 2.1 that is directly attributable to such Seller, but not with respect to any such failure to perform that is attributable to the other Sellers, except for the DDG Vehicles which shall be jointly liable between them.

2.4	Enjoyment of the Shares

The transfer of the ownership of, and title to, the Shares to the Buyer by the Sellers shall be effective as of the Closing Date with economic benefit (godimento) as of the Closing Date.

2.5	Waiver

In respect of the sale of the Shares hereunder and the execution of this Agreement, each Seller hereby irrevocably and unconditionally (A) provides to each other and the Buyer any and all consents required under the by-laws of the Company, any shareholders’ agreement/arrangement in force among all or part of the Sellers and any applicable Law, and (B) waives any right (including any pre-emption, drag along or tag along right) set forth in the by-laws of the Company and/or any shareholders’ agreement/arrangement in force among all or part of the Sellers that may be triggered by the execution of this Agreement and the sale and purchase of the Shares hereunder.

3.	PRICE
3.1	The Provisional Price
(a)

The consideration for the sale and purchase of the Shares payable at Closing in accordance with Sections 3.2 and 3.3 and the other terms and conditions of this Agreement, by the Buyer to the Sellers, shall be in the aggregate equal to Euro 646,596,699.75 (six hundred forty-six million five hundred ninety-six thousand six hundred ninety-nine/75) (i.e. the sum of Euro 607,200,000.00 (six hundred and seven million two hundred thousand/00) and the amount of the Reference NFP) (the “Provisional Price”) and shall be allocated among the Sellers as follows:

(i)	as to Antonioli a portion of the Provisional Price equal to Euro 211,142,220.73 (the “Antonioli Price Portion”);
(ii)	as to DTEAM a portion of the Provisional Price equal to Euro 132,542,119.77 (the “DTEAM Price Portion”);
(iii)	as to DHOLDING a portion of the Provisional Price equal to Euro 131,509,770.94 (the “DHOLDING Price Portion” and, together with the DTEAM Price Portion, the “DDG Price Portion”);
(iv)	as to MB Vehicle a portion of the Provisional Price equal to Euro 160,587,041.12 (the “MB Vehicle Price Portion”); and
(v)	as to AG a portion of the Provisional Price equal to Euro 10,815,547.20 (the “AG Price Portion”).

The Parties, at their own risk (anche in via d’alea), hereby acknowledge and agree that, without prejudice to what otherwise set forth in this Agreement, the Provisional Price and the relevant portions of the Provisional Price allocated to the Sellers shall not be subject to any adjustment, whether upwards or downwards, save for the price adjustment procedure under Section 4.2 below.

(b)

The Parties hereby confirm and acknowledge that the allocation of the Provisional Price among the Sellers pursuant to Section 3.1(a) has been fully and irrevocably agreed among the Parties and after that the Sellers have been duly advised by their respective legal, tax and financial advisors. The Sellers hereby confirm to have no claim or objection in respect of the allocation of the Provisional Price set forth in Section 3.1(a) and such allocation represents a fair and reasonable agreement.

3.2	Satisfaction of the payment of the Provisional Price

The Parties hereby agree that the obligation of the Buyer to pay to the Sellers the Provisional Price shall be satisfied as follows:

(a)	as to the Antonioli Price Portion:
(i)

the Buyer shall pay to Antonioli in cash, at Closing, a portion of the Antonioli Price Portion equal to Euro 115,154,239.37 (the “Antonioli Cash Price Portion”) in accordance with Sections 3.3 and 8.2; and

(ii)

a portion of the Antonioli Price Portion equal to Euro 95,987,981.36, through the issuance at Closing by Farfetch, on behalf of the Buyer and in favor of Antonioli, of no. 4,999,200 Farfetch’s Class A Shares (the “Antonioli FF Shares”);

(b)	as to the MB Vehicle Price Portion:
(i)

the Buyer shall pay to MB Vehicle in cash, at Closing, a portion of the MB Vehicle Price Portion equal to Euro 87,582,097.55 (the “MB Vehicle Cash Price Portion”) in accordance with Sections 3.3 and 8.2; and

(ii)

a portion of the MB Vehicle Price Portion equal to Euro 73,004,943.57, through the issuance at Closing by Farfetch, on behalf of the Buyer and in favor of MB Vehicle, of no. 3,802,208 Farfetch’s Class A Shares (the “MB Vehicle FF Shares”);

(c)	as to the DTEAM Price Portion:
(i)	the Buyer shall pay to DTEAM in cash, at Closing, a portion of the DTEAM Price Portion equal to Euro 57,802,225.71 (the “DTEAM Cash Price Portion”) in accordance with Sections 3.3 and 8.2;
(ii)

a portion of the DTEAM Price Portion equal to Euro 74,739,894.06, through the issuance at Closing by Farfetch, on behalf of the Buyer and in favor of DTEAM, of no. 3,892,567 Farfetch’s Class A Shares (the “DTEAM FF Shares”), which, in accordance with separate agreements entered into by and between the Buyer, DDG, the DDG Vehicles and AG on the date hereof, will be subject to a 4 year lock up (the “Lock Up”) starting from the Closing Date (the “Lock Up Period”), provided, in any case, that, at the end of each anniversary of the Lock Up Period, 25% of such DTEAM FF Shares will be released from the Lock Up subject to the terms and conditions of such separate agreements;

(d)	as to the DHOLDING Price Portion:
(i)

the Buyer shall pay to DHOLDING in cash, at Closing, a portion of the DHOLDING Price Portion equal to Euro 57,352,013.65 (the “DHOLDING Cash Price Portion” and, together with the DTEAM Cash Price Portion, the “DDG Cash Price Portions”) in accordance with Sections 3.3 and 8.2;

(ii)

a portion of the DHOLDING Price Portion equal to Euro 74,157,757.28, through the issuance at Closing by Farfetch, on behalf of the Buyer and in favor of DHOLDING, of no. 3,862,248 Farfetch’s Class A Shares (the “DHOLDING FF Shares” and, together with the DTEAM FF Shares, the “DDG FF Shares”), which, in accordance with separate agreements entered into by and between the Buyer, DDG, the DDG Vehicles and AG on the date hereof, will be subject to the Lock Up for the Lock Up Period, provided, in any case, that, at the end of each anniversary of the Lock Up Period, 25% of such DHOLDING FF Shares will be released from the Lock Up subject to the terms and conditions of such separate agreements;

(e)	as to the AG Price Portion:
(i)

the Buyer shall pay to AG in cash, at Closing, a portion of the AG Price Portion equal to Euro 5,407,773.60 (the “AG Cash Price Portion” and, together with the Antonioli Cash Price Portion, the MB Vehicle Cash Price Portion, and the DDG Cash Price Portions, the “Closing Cash Price Portions”) in accordance with Sections 3.3 and 8.2;

(ii)

a portion of the AG Price Portion equal to Euro 5,407,773.60, through the issuance at Closing by Farfetch, on behalf of the Buyer and in favor of AG, of no. 281,646 Farfetch’s Class A Shares (the “AG FF Shares” and together with the Antonioli FF Shares, the MB Vehicle FF Shares, and the DDG FF Shares, the “Closing FF Shares), which, in accordance with separate agreements entered into by and between the Buyer, DDG, the DDG Vehicles and AG on the date hereof, will be subject to the Lock Up for the Lock Up Period, provided, in any case, that, at the end of anniversary year of the Lock Up Period, 25% of such AG FF Shares will be released from the Lock Up subject to the terms and conditions of such separate agreements.

3.3	Cash Payments

The Parties hereby agree that, subject to the terms and conditions of this Agreement, the Closing Cash Price Portions shall be paid by the Buyer to the Sellers at Closing, simultaneously with the transfer of the Shares in favor of the Buyer, as follows:

(a)	as to the Antonioli Cash Price Portion:
(i)

the Buyer shall pay to Antonioli in cash, at Closing, a portion of the Antonioli Cash Price Portion equal to Euro 94,040,017.29, by wire transfer in immediately available funds with value date (i.e., data valuta) on the Closing Date on the following bank account:

IBAN:	IT04Q0337001600131595000005

Client name:	ANTONIOLI S.r.l.

Beneficiary bank:	J.P. Morgan Bank Luxembourg S.A. – Succursale di Milano

BIC code:	JPMGITMM

Intermediary bank:	JPMORGAN CHASE BANK, N. A., Milan

BIC code:	CHASITMX ; and

(ii)

the Buyer shall pay to Antonioli in cash, at Closing, a portion of the Antonioli Cash Price Portion equal to Euro 21,114,222.07 (the “Antonioli Escrow Amount”), by wire transfer in immediately available funds with value date (i.e., data valuta) on the Closing Date by depositing such amount with the Escrow Agent, on the Escrow Account, as guarantee for the payment obligations of Antonioli in relation to any payment (i) of the Relevant

Percentage of the Negative Difference (if any), and (ii) relating to the relevant Sellers Indemnification Obligations, the Trade Working Capital Special and the Special Indemnification Obligations. It being understood that the Escrow Agent will keep in escrow and then release the Antonioli Escrow Amount pursuant to, and in accordance with, the terms and conditions of the Escrow Agreement to be entered into on the Closing Date and attached hereto as Schedule 3.3(a)(ii);

(b)	as to the MB Vehicle Cash Price Portion:
(i)

the Buyer shall pay to MB Vehicle in cash, at Closing, a portion of the MB Vehicle Cash Price Portion equal to Euro 71,523,393.43, by wire transfer in immediately available funds with value date (i.e., data valuta) on the Closing Date on the following bank account:

IBAN:	IT 65 Z 03075 01603 CC8000723137

Client name:	MARCELO BURLON SRL

Beneficiary bank:	Banca Generali S.p.A., P.zza St. Alessandro 4,

Milan

BIC code:	BGENIT2TXXX; and

(ii)

the Buyer shall pay to MB Vehicle in cash, at Closing, a portion of the MB Vehicle Cash Price Portion equal to Euro 16,058,704.11 (the “MB Vehicle Escrow Amount”), by wire transfer in immediately available funds with value date (i.e., data valuta) on the Closing Date by depositing such amount with the Escrow Agent, on the Escrow Account, as guarantee for the payment obligations of MB Vehicle in relation to any payment (i) of the Relevant Percentage of the Negative Difference (if any), and (ii) relating to the relevant Sellers Indemnification Obligations, the Trade Working Capital Special and the Special Indemnification Obligations. It being understood that the Escrow Agent will keep in escrow and then release the MB Vehicle Escrow Amount pursuant to, and in accordance with, the terms and conditions of the Escrow Agreement to be entered into on the Closing Date;

(c)	as to the DTEAM Cash Price Portion:
(i)

the Buyer shall pay to DTEAM in cash, at Closing, a portion of the DTEAM Cash Price Portion equal to Euro 44,548,013.73, by wire transfer in immediately available funds with value date (i.e., data valuta) on the Closing Date on the following bank account:

IBAN:	IT34 N033 7001 6001 3158 5000 004

Client name:	DTEAM SRL

Beneficiary bank:	J.P. Morgan Bank Luxembourg S.A. – Succursale di Milano

BIC code:	JPMGITMM

Intermediary bank:	JPMORGAN CHASE BANK, N. A., Milan

BIC code:	CHASITMX ; and

(ii)

the Buyer shall pay to DTEAM in cash, at Closing, a portion of the DTEAM Cash Price Portion equal to Euro 13,254,211.98 (the “DTEAM Escrow Amount”), by wire transfer in immediately available funds with value date (i.e., data valuta) on the Closing Date by depositing such amount with the Escrow Agent, on the Escrow Account, as guarantee for the payment obligations of DTEAM in relation to (i) any payment of the Relevant Percentage of the Negative Difference (if any), and (ii) relating to the relevant Sellers Indemnification Obligations, the Trade Working Capital Special and the Special Indemnification Obligations. It being understood that the Escrow Agent will keep in escrow and then release the DTEAM Escrow Amount pursuant to, and in accordance with, the terms and conditions of the Escrow Agreement to be entered into on the Closing Date;

(d)	as to the DHOLDING Cash Price Portion:
(i)

the Buyer shall pay to DHOLDING in cash, at Closing, a portion of the DHOLDING Cash Price Portion equal to Euro 44,201,036.56, by wire transfer in immediately available funds with value date (i.e., data valuta) on the Closing Date on the following bank account:

IBAN:	IT13 I033 7001 6001 3157 5000 001

Client name:	DHOLDING SRL

Beneficiary bank:	J.P. Morgan Bank Luxembourg S.A. – Succursale di Milano

BIC code:	JPMGITMM

Intermediary bank:	JPMORGAN CHASE BANK, N. A., Milan

BIC code:	CHASITMX ; and

(ii)

the Buyer shall pay to DHOLDING in cash, at Closing, a portion of the DHOLDING Cash Price Portion equal to Euro 13,150,977.09 (the “DHOLDING Escrow Amount”), by wire transfer in immediately available funds with value date (i.e., data valuta) on the Closing Date by depositing such amount with the Escrow Agent, on the Escrow Account, as guarantee for the payment obligations of DHOLDING in relation to (i) any payment of the Relevant Percentage of the Negative Difference (if any), and (ii) relating to the relevant Sellers Indemnification Obligations and the Trade Working Capital Special and the Special Indemnification Obligations. It being understood that the Escrow Agent will keep in escrow and then release the DHOLDING Escrow Amount pursuant to, and in accordance with, the terms and conditions of the Escrow Agreement to be entered into on the Closing Date; and

(e)	as to the AG Cash Price Portion:
(i)

the Buyer shall pay to AG in cash, at Closing, a portion of the AG Cash Price Portion equal to Euro 4,326,218.88 less the amount of the Tax paid by NGG on behalf of AG which is equal to Euro 800,000.00, by wire transfer in immediately available funds with value date (i.e., data valuta) on the Closing Date on the following bank account:

IBAN:	IT63 V033 7001 6001 3160 5000 003

Client name:	Andrea Grilli

Beneficiary bank:	J.P. Morgan Bank Luxembourg S.A. – Succursale di Milano

BIC code:	JPMGITMM

Intermediary bank:	JPMORGAN CHASE BANK, N. A., Milan

BIC code:	CHASITMX ; and

it remains understood that by means of the aforementioned deduction of Euro 800,000.00 (eight hundred thousand/00), the Buyer (with effect from Closing and also on behalf of NGG) declares that AG is discharged from and has no longer any corresponding debt vis-à-vis NGG;

(ii)

the Buyer shall pay to AG in cash, at Closing, a portion of the AG Cash Price Portion equal to Euro 1,081,554.72 (the “AG Escrow Amount” and, together with the Antonioli Escrow Amount, the MB Vehicle Escrow Amount, the DTEAM Escrow Amount, and the DHOLDING Escrow Amount, the “Escrow Amount”), by wire transfer in immediately available funds with value date (i.e., data valuta) on the Closing Date by depositing such amount with the Escrow Agent, on the Escrow Account, as guarantee for the payment obligations of AG in relation to (i) any payment of the Relevant Percentage of the Negative Difference (if any), and (ii) relating to the relevant Sellers Indemnification Obligations the Trade Working Capital Special and the Special Indemnification Obligations. It being understood that the Escrow Agent will keep in escrow and then release the AG Escrow Amount pursuant to, and in accordance with, the terms and conditions of the Escrow Agreement to be entered into on the Closing Date.

3.4	Key Principles on the Release of the Escrow Amount from the Escrow Account
(a)

The Escrow Amount shall be released by the Escrow Agent, in accordance with the provisions of the Escrow Agreement and the key principles described below, which shall be reflected in the Escrow Agreement:

(i)

the Escrow Agent shall release to Buyer any amount in cash, by deducting any such amount from the Sellers’ relevant portions of the Escrow Amount, which has become payable to the Buyer by the relevant Seller (i) as Relevant Percentage of the Negative Difference (if any), or (ii) in respect of the relevant Sellers Indemnification Obligations or the special indemnities set forth in Section 12 (the “Buyer Release Amounts”) prior to expiration of the 15th month following the Closing Date, within 5 (five) Business Days following the date on which any such Buyer Release Amount become payable pursuant to this Agreement;

(ii)	a portion of the Escrow Amount equal to Euro 16,164,917.49 shall be released from the Escrow Agent to the Sellers, according to the Relevant Percentages, within 10 (ten) Business Days following:
(A)	the 180th day following the Closing Date; or, if earlier

(B)

the date on which the procedure to determine the Final Price is finally completed according to Section 4.2 (including in the event no Price Adjustment Notice requiring a Negative Difference is served by the Buyer); or

(C)

in case the procedure to determine the Final Price according to Section 4.2 is still pending at the date under Section (A) above, the date on which such procedure under Section 4.2 has been completed, provided that, in such case, any portion of the Escrow Amount equal to the difference between Euro 16,164,917.49 and the Disputed Amounts (as defined below) shall be released in favor of the Sellers, according to the Relevant Percentage, at the date under Section (A) above.

It remains understood that following the release under this point (ii), the amount so remaining deposited with the Escrow Agent, shall be considered for all the purposes of this Agreement as the Escrow Amount.

(iii)	within 10 (ten) Business Days following the expiration of the 15th month following the Closing Date (“Release Date”), the Escrow Agent shall release to each Seller an amount equal to:
(A)	the relevant portion of the Escrow Amount

minus

(B)	the Buyer Release Amounts (if any) released to the Buyer pursuant to Paragraph (i) above and pertaining to the relevant Seller; and

minus

(C)	any Retained Amount (if any) pertaining to the relevant Seller,

whereby, “Retained Amount” means the aggregate amount of the claims raised by Buyer in relation to the Sellers Indemnification Obligations, the Trade Working Capital Special, the Special Indemnification Obligations and/or in relation to the Negative Difference which, as at the day which falls on Release Date, is still pending or outstanding or subject to dispute between the Parties and (as far as the Sellers Indemnification Obligations are concerned) provided that, in case of a Direct Claim (and, for the sake of clarity, excluding any Third-Party Claim for which the exceptions below in this paragraph shall not apply, and which shall therefore be considered for the purposes of the Retained Amount), (a) caused to the Buyer and/or any of the NGG Group Company a monetary Loss indemnifiable pursuant to this Agreement or (b) to the extent it did not cause any of such indemnifiable monetary Loss, the Buyer started a proceeding against the Seller(s) pursuant to Section 16.10 below within 6 (six) months following the relevant claim. In such cases, the relevant Sellers Indemnification Obligations shall last until a final resolution on any such actual or alleged breach is reached and the relevant amount of the Sellers Indemnification Obligations (if any) is duly paid (the “Pending Claim”).

It remains understood that the Retained Amount shall be kept in escrow by the Escrow Agent pursuant to the Escrow Agreement until the relevant Pending Claims are finally solved pursuant to this Agreement.

4.	CALCULATION OF THE FINAL PRICE
4.1	Calculation of the Final Price

The Parties hereby agree that the Provisional Price shall be adjusted as follows:

(a)

in the event that the Actual 2018 Group EBITDA is less than the Target 2018 Group Consolidated EBITDA by more than Euro 800,000.00 (eight hundred thousand), the Provisional Price shall be reduced, on an Euro for Euro basis, for an amount corresponding to the shortfall of the Actual 2018 Group EBITDA in respect of the Target 2018 Group Consolidated EBITDA (the “EBITDA Shortfall”) multiplied by 10 (the “EBITDA Adjustment”), provided that in no event shall the amount of the EBITDA Adjustment exceed an amount equal to 7.5% (seven point five percent) of the Final Price;

(b)

in the event that the Closing NFP is less than the Reference NFP, the Provisional Price shall be reduced, on an Euro for Euro basis, for an amount corresponding to the shortfall (the “NFP Shortfall”) of the Closing NFP in respect of the Reference NFP (the “NFP Shortfall Adjustment”); and

(c)

in the event that the Closing NFP is higher than the Reference NFP, the Provisional Price shall be increased, on an Euro for Euro basis, for an amount corresponding to the excess (the “NFP Excess”) of the Closing NFP in respect of the Reference NFP (the “NFP Excess Adjustment”).

It is agreed that in case of Positive Difference, the Buyer shall pay to the Sellers (according to the Relevant Percentages) the amount of the Positive Difference. The obligation of the Buyer to pay the Positive Difference shall be satisfied through the issuance by Farfetch on behalf of the Buyer of a number of Class A Farfetch Shares to be calculated as follows: Positive Difference divided by the weighted average volume price of Class A Farfetch Shares of the 10 (ten) trading days prior to the date of payment.

In case of Negative Difference, each of the Sellers shall be responsible, on a several and not joint basis (except for the DDG Vehicles which shall be responsible on a joint basis), to pay to the Buyer the Relevant Percentage of the Negative Difference.

The Parties hereby agree that for the avoidance of any doubt, if it is determined pursuant to Section 4.2 below that there is no EBITDA Shortfall, NFP Shortfall or NFP Excess, then the Provisional Price shall be considered as being the Final Price for all the purposes of the Agreement and shall not be subject to any adjustment or reduction and it shall be final and binding between the Parties, without prejudice to what otherwise set forth in this Agreement.

4.2	Procedure to determine the Final Price
(a)	For the purposes of the calculation of the Final Price, the Parties hereby agree as follows:
(i)	within 60 (sixty) Business Days following the Closing Date, the Buyer shall prepare and deliver to the Sellers a notice (the “Price Adjustment Notice”) expressly indicating the proposed amount of:
(A)	Actual 2018 Group EBITDA;
(B)	the Closing NFP; and, if any
(C)	the EBITDA Adjustment;

(D)	the NFP Shortfall Adjustment; or
(E)	the NFP Excess Adjustment; and
(F)	the calculation of the Positive Difference or the Negative Difference),

together with all reasonable details and supporting evidence to such calculations.

(ii)

in the event that (a) the Sellers are satisfied with the Price Adjustment Notice (such satisfaction resulting in writing) and the relevant proposed amount of the Positive Difference or the Negative Difference as the case may be (either as originally submitted by the Buyer or after adjustments agreed in writing between the Sellers and the Buyer), or (ii) the Sellers fail to serve a notice (the “Objection Notice”) to the Buyer notifying:

(A)

the non-acceptance – in whole or in part – of the Price Adjustment Notice, as well as of the proposed calculations of the Actual 2018 Group EBITDA, the Closing NFP, the EBITDA Adjustment, the NFP Shortfall Adjustment or the NFP Excess Adjustment and the Positive Difference or the Negative Difference;

(B)	the items which are disputed; and
(C)	the basis upon which they dispute such items,

within 60 (sixty) Business Days after the receipt of the Price Adjustment Notice, then – the non-disputed portion of – the Price Adjustment Notice, as well as of the calculation thereof shall be final and binding for the purposes of this Agreement on the Sellers and the Buyer;

(iii)

if the Objection Notice is timely served by the Sellers to the Buyer, the Parties shall attempt in good faith, to reach an agreement in respect of the matters referred to in the Objection Notice (the “Disputed Matters”) within 30 (thirty) Business Days following receipt by the Buyer of the Objection Notice; and

(iv)

in the event that the Parties are unable to reach an agreement on each Disputed Matter within the term mentioned in Paragraph (iii) above, the Independent Expert shall settle and determine those Disputed Matters in relation to which the Parties failed to reach an agreement (the “Disputed Amounts”), and shall deliver its final determinations to the Parties within 30 (thirty) Business Days together with a notice indicating the Actual 2018 Group EBITDA, the Closing NFP, the EBITDA Adjustment, the NFP Shortfall Adjustment or the NFP Excess Adjustment and the Positive Difference of the Negative Difference (reflecting the Independent Expert’s determination in relation to the Disputed Amounts and the agreements between the Parties in relation to any Disputed Matter).

(v)	It remains agreed between the Parties that:
(A)

the Independent Expert, in settling and determining the Disputed Amounts, shall (i) take into consideration the agreements reached between the Parties in relation to the Disputed Matters which are not Disputed Amounts, and (ii) apply and take into consideration the Accounting Principles;

(B)	the determinations of the Independent Expert pursuant to this Section 4.2(a)(iv) shall be final and binding upon the Parties (except for the provision of Article 1349 of the Code);
(C)

all the fees and disbursements of the Independent Expert due in connection with the resolution of the Disputed Amounts hereto and with the provision of the services contemplated hereby shall be borne by the Parties equally (50%-50%) between the Buyer and the Sellers; and

(D)

the Buyer shall allow the Independent Expert to have access to the books, records, personnel of any NGG Group Company to the maximum extent required, in its reasonable judgment and prior consultation of the Parties, to perform the services contemplated hereby.

(b)

For the purposes of this Section 4.2, the Buyer shall cause any NGG Group Company, the NGG Group’s management and employees to provide all the cooperation that the Sellers and the relevant auditors, accountants and consultants may in good faith deem strictly necessary in the review of Price Adjustment Notice.

(c)

The Parties hereby agree that the Positive Difference or the Negative Difference (if any) shall be paid in accordance with the provisions of Section4.1(a) above within 5 (five) Business Days, following the date on which the amount of the Price Adjustment is determined pursuant to this Section 4.2.

(d)	For clarity, it is understood that each Seller – severally and not jointly with the other Sellers – may enforce the rights and faculties set forth under this Section 4.2.
4.3	Antonioli Price fluctuation adjustment
(a)	It is agreed that:
(i)

in the event that the Liquid Date Price Per FF Share is less than the Closing FF Price Per Share by at least 0.5%, then the Buyer shall pay to Antonioli the Downwards Price Fluctuation Adjustment pursuant to Section 4.3(b)(i) below;

(ii)

in the event that the Liquid Date Price Per FF Share is greater than the Closing FF Price Per Share by at least 0.5%, then Antonioli shall pay to the Buyer the Upwards Price Fluctuation Adjustment, pursuant to Section 4.3(b)(ii) below; and

(iii)	in the event that the Liquid Date Price Per FF Share is equal to the Closing FF Price Per Share, then no payment shall be required by either party pursuant to this Section 4.3.

Where

“Liquid Date” means the day on which the holding period in respect of the Antonioli FF Shares ends pursuant to applicable Laws;

“Liquid Date Price Per FF Share” is an amount in US$ equal to the volume weighted average price of the Farfetch’s Class A Shares over 10 (ten) trading days prior to the Liquid Date, as published by NYSE;

“Closing FF Price Per Share” is US$ 21.42 (i.e. the price per share attributed to the Closing FF Shares as determined according to this Agreement);

“Downwards Price Fluctuation Adjustment” means the amount (in US$) equal to (a) the difference between (1) the Closing FF Price Per Share and (2) the Liquid Date Price Per FF Share, multiplied by (b) the amount of the Antonioli FF Shares (i.e. no. 4,999,200 Farfetch’s Class A Shares);

“Upwards Price Fluctuation Adjustment” means the amount (in US$) equal to (a) the difference between (1) the Liquid Date Price Per FF Share and (2) the Closing FF Price Per Share, multiplied by (b) the amount of the Antonioli FF Shares (i.e. no. 4,999,200 Farfetch’s Class A Shares).

(b)	It is further agreed that:
(i)

the Buyer shall satisfy the obligation to pay to Antonioli the Downwards Price Fluctuation Adjustment (if any) through the issuance by Farfetch, on behalf of the Buyer and in favour of Antonioli, of such amount of Farfetch’s Class A Shares (or such closest whole number in order to avoid any split of shares) which is equal to (a) the Downwards Price Fluctuation Adjustment divided by (b) the Liquid Date Price Per FF Share;

(ii)

Antonioli shall pay to the Buyer the Upwards Price Fluctuation Adjustment (if any) through the transfer to the Buyer of such amount of Antonioli FF Shares (or such closest whole number in order to avoid any split of shares) which is equal to (a) the Upwards Price Fluctuation Adjustment divided by (b) the Liquid Date Price Per FF Share;

(iii)	no further adjustment shall be made pursuant to Section 4.3(a) in respect of the shares issued by Farfetch, on behalf of the Buyer, pursuant to paragraph (i) above.
4.4	MB Vehicle Price fluctuation adjustment
(a)	It is agreed that:
(i)

in the event that the Liquid Date Price Per FF Share is less than the Closing FF Price Per Share by at least 0.5%, then the Buyer shall pay to the MB Vehicle the Downwards Price Fluctuation Adjustment pursuant to Section 4.4(b)(i) below;

(ii)

in the event that the Liquid Date Price Per FF Share is greater than the Closing FF Price Per Share by at least 0.5%, then the MB Vehicle shall pay to the Buyer the Upwards Price Fluctuation Adjustment, pursuant to Section 4.4(b)(ii) below; and

(iii)	in the event that the Liquid Date Price Per FF Share is equal to the Closing FF Price Per Share, then no payment shall be required by either party pursuant to this Section 4.4.

Where

“Liquid Date” means the day on which the holding period in respect of the MB Vehicle FF Shares ends pursuant to applicable Laws;

“Liquid Date Price Per FF Share” is an amount in US$ equal to the volume weighted average price of the Farfetch’s Class A Shares over 10 (ten) trading days prior to the Liquid Date, as published by NYSE;

“Closing FF Price Per Share” is US$ 21.42 (i.e. the price per share attributed to the Closing FF Shares as determined according to this Agreement);

“Downwards Price Fluctuation Adjustment” means the amount (in US$) equal to (a) the difference between (1) the Closing FF Price Per Share and (2) the Liquid Date Price Per FF Share, multiplied by (b) the amount of the MB Vehicle FF Shares (i.e. no. 3,802,208 Farfetch’s Class A Shares);

“Upwards Price Fluctuation Adjustment” means the amount (in US$) equal to (a) the difference between (1) the Liquid Date Price Per FF Share and (2) the Closing FF Price Per Share, multiplied by (b) the amount of the MB Vehicle FF Shares (i.e. no. 3,802,208 Farfetch’s Class A Shares).

(b)	It is further agreed that:
(i)

the Buyer shall satisfy the obligation to pay to Antonioli the Downwards Price Fluctuation Adjustment (if any) through the issuance by Farfetch, on behalf of the Buyer and in favour of Antonioli, of such amount of Farfetch’s Class A Shares (or such closest whole number in order to avoid any split of shares) which is equal to (a) the Downwards Price Fluctuation Adjustment divided by (b) the Liquid Date Price Per FF Share;

(ii)

the MB Vehicle shall satisfy the obligation to pay to the Buyer the Upwards Price Fluctuation Adjustment (if any) through the transfer to the Buyer of such amount of MB Vehicle FF Shares (or such closest whole number in order to avoid any split of shares) which is equal to (a) the Upwards Price Fluctuation Adjustment divided by (b) the Liquid Date Price Per FF Share; and

(iii)	no further adjustment shall be made pursuant to Section 4.3(a) in respect of the shares issued by Farfetch, on behalf of the Buyer, pursuant to paragraph (i) above.
5.	PRE-CLOSING ACTIONS
5.1	KYC

The Sellers undertake to cooperate with the Buyer with respect to all reasonable requests that it might have to comply with the relevant “know your customer” internal policy and procedures in connection with the envisaged Transaction (including, without limitation, by providing notarized and apostilled copies of passports, IDs certificates of incorporation and/or any other relevant document concerning the Sellers and/or any of the NGG Group Companies). It is understood that any reasonable and duly documented cost and expense incurred by the Sellers for the purposes thereof shall be borne by the Buyer.

5.2	Resignations of directors and auditors and designation of the directors and auditors
(a)

The Sellers shall cause all of the directors of the Company and/or of the Subsidiaries to be notified in writing by the Buyer to the Sellers timely prior to the Closing Date to resign or otherwise cease from their offices as of the Closing Date and to deliver to the Buyer and the Company and/or the relevant Subsidiary the resignation letters (the “Directors Resignation Letters”) confirming that they have no claims for compensation for termination, loss of office, unpaid remuneration or otherwise vis-à-vis the Company and/or the relevant Subsidiary, with the exception of any amount accrued in relation to such office up to the Closing Date and unpaid at the Closing Date (if any).

(b)

The Sellers shall use their reasonable efforts to induce the statutory auditor or the members (effective and/or alternate) of the board of statutory auditors (or any other similar supervisory body) of the Company and/or of the Subsidiaries to be notified in writing by the Buyer to the Sellers timely prior to the Closing Date to resign from the office on or as of the Closing Date and to deliver to the Buyer and the Company and/or the relevant NGG Group Company the resignation letters (the “Statutory Auditors Resignation Letters”) confirming that they have no claims for compensation for termination, loss of office, unpaid remuneration or otherwise vis-à-vis the Company and/or the relevant Subsidiary, with the exception of any amount accrued in relation to such office up to the Closing Date (or up to the effective date of resignation) and unpaid at the Closing Date (or at the effective date of resignation), if any.

(c)	Timely prior to the Closing Date, the Buyer shall notify to the Sellers the designations of:
(i)	the directors of the Company and/or of the other NGG Group Companies to be appointed at Closing upon designation of the Buyer; and
(ii)

the statutory auditor or the members (effective and/or alternate) of the board of statutory auditors (or any other similar supervisory body) of the Company and/or of the other NGG Group Companies to be appointed at Closing upon designation of the Buyer.

For clarity, on Closing, immediately after the transfer of the Shares from the Sellers to the Buyer, the latter shall cause the shareholders’ meetings of the Group Companies to be held in order to replace the resigned directors and auditors.

(d)	Prior to or on the Closing Date, the Sellers shall:
(i)

cause the shareholders’ meetings of the Company and County to be validly held on the Closing Date for the purpose of appointing new directors and new statutory auditors, all in accordance with the designations made by the Buyer pursuant to Section 5.2(c);

(ii)

cause the shareholders’ meeting of the Company to be held on the Closing Date in order to resolve upon the adoption of the NGG By-Laws that the Buyer will timely notify to the Sellers prior to Closing;

(iii)

cause the shareholders’ meetings of the Company and County to be validly held on the Closing Date in order to resolve upon, to the maximum extent permitted by applicable Laws (and, in any case, with the sole exception of fraud (dolo) and gross negligence (colpa grave)), the release and discharging of the resigning directors and statutory auditors of the Company and/or of the other NGG Group Companies, from and against any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors of such company up to the Closing Date.

(e)

The Sellers undertake to cause the resigning directors of the NGG Group Companies other than County to abstain from any management activities of such companies (other than activities mandatory according to applicable Law) and to promptly convene, upon request of the Buyer, the shareholders’ meeting of the NGG Group Companies other than County to be held for the purpose of (i) appointing new directors and new statutory auditors, all in accordance with the designations made by the Buyer pursuant to Section 5.2(c), and (ii) to the maximum extent permitted by applicable Laws (and, in any case, with the sole exception of fraud (dolo) and gross negligence (colpa grave)), the release and discharging of the resigning directors and statutory auditors of the NGG Group Companies other than County, from and against any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors of such company up to the Closing Date;

5.3	Pre-Closing Reorganizations

The MB Vehicle and AG (each as far as it / he is concerned) agree to subscribe, prior to Closing, the Capital Increases and, therefore, (i) the MB Vehicle shall execute the MB Contributions in accordance with applicable Laws and (ii) AG shall subscribe for, execute and pay-in the AG Capital Increase. The Sellers shall cause that the Company is registered as sole owner of the MB Subsidiaries Quotas with the Companies’ Register and the relevant quotaholders’ ledgers.

5.4	Actions relating to the issuance of the Closing FF Shares
(a)

Farfetch undertakes to (i) issue, at Closing, the Closing FF Shares to the Sellers in accordance with applicable Laws and this Agreement and (ii) carry out, prior to or on the Closing Date, all actions and transactions which, in accordance with applicable Laws and this Agreement, are required or reasonably useful to issue the Closing FF Shares to the Sellers at Closing.

(b)

Each of the Sellers undertakes (severally among themselves, but not jointly and severally) to carry out, prior to or on the Closing Date, all actions which are necessary or reasonably useful to receive the Closing FF Shares at Closing, including providing any information that may be reasonably and timely requested by Farfetch’s transfer agent and opening a deposit/brokerage account with a financial institution.

5.5	Farfetch’s covenants in relation to the Class A Shares

Farfetch hereby undertake to comply with the covenants set forth in Schedule 5.5.

5.6	Delivery of the Closing Financial Documents

The Sellers shall procure that NGG promptly delivers to the Buyer copies of the Closing Financial Documents as soon as such documents are provided to NGG by KPMG S.p.A.

5.7	Alanui Agreements

By executing this Agreement, the Buyer and Farfetch declare and state to be fully satisfied with the Alanui Agreements whose terms and conditions are well known to them; therefore, the Buyer and Farfetch and the Sellers acknowledge and agree that: (i) NGG is entitled to enter into the Alanui Agreements prior to the Closing Date and consummate the transactions contemplated thereunder according to the relevant terms and conditions; (ii) upon consummation of such transactions, NGG will hold 53% of Alanui’s corporate capital and the remaining portion of Alanui’s capital shall be held by Oddi Holding S.r.l. and Carlotta Oddi 23.5% each; and (iii) this Agreement shall be considered as being automatically amended in order to reflect the different structure of Alanui’s capital.

6.	INTERIM MANAGEMENT COVENANTS
6.1	Interim Management
(a)

Unless otherwise provided in this Agreement or consented upon in writing by the Buyer, the Sellers (severally and not jointly) shall, during the period from the date hereof (included) to the Closing Date (included) (the “Interim Management Period”), cause that the Company and the other NGG Group Companies are managed, in the ordinary course of their business in compliance with the applicable Law and in accordance with past practices and, to that purpose, the Sellers shall not transfer or create any Encumbrance on the Shares, and shall cause each of the Company and the Subsidiaries, not to:

(i)

issue any shares, options, warrants, subscription or conversion rights or execute contracts or agreements or assume obligations of any nature under which they shall be obliged, under condition or otherwise, to issue or sell new shares or any other securities which could be exchanged with or converted into share capital or be obliged to reimburse or repurchase its own shares;

(ii)

increase or reduce its corporate capital (except in the cases provided under articles 2482-bis, 2482-ter and 2446 and 2447 of the Code or similar applicable provisions of the applicable Law) nor amend its articles of incorporation or by-laws, merge, de-merge, transform into another type of company, nor approve any liquidation or winding up procedure, in any case with the exception of the amendments to the By-laws of NGG required or contemplated hereunder;

(iii)

sell or transfer the shares held by the Company into any other NGG Group Company; or grant, create, assume or otherwise incur any Encumbrance on (A) the shares held by the Company into any other NGG Group Company, (B) any assets of the Company or any other NGG Group Company having a value higher than Euro 10,000 or otherwise give any guarantee having a value higher than Euro 10,000, except in the ordinary course of business and consistently with past practice;

(iv)

redeem, purchase or otherwise acquire, any of its capital stock or any other of its equity interests, or any instrument or security which consists of or includes a right to acquire such capital stock or other equity interest, or amend the terms of any such security;

(v)

enter into any legal partnership, consortium, association, joint venture, agreement or arrangement for the sharing of profits or assets; incorporate new companies nor dispose of any equity interest in any Subsidiary; nor purchase, cease, or lease, nor dispose of, any business as a going concern (azienda or ramo di azienda);

(vi)	purchase fixed assets having a value in excess of Euro 50,000.00 or purchase fixed assets having a cumulative value in excess of Euro 100,000.00;
(vii)	sell or assign fixed assets having a value in excess of Euro 50,000.00 or sell or assign fixed assets having a cumulative value in excess of Euro 100,000.00;
(viii)	carry out any action, activity and/or transaction, which may result in the revocation, non-renewal, termination or ceasing of any license, permit, or authorization which is necessary for the NGG Group Companies to carry out their respective business;
(ix)

enter into any loan or financing agreement or arrangement, except for trade debts to suppliers of goods or services in the ordinary course of business or short-term loans entered into in the ordinary course of business and on terms consistent with the past practices;

(x)	prepay any borrowed money for an amount exceeding Euro 50,000.00;
(xi)	compromise or settle any action, claim, arbitration, suit, litigation procedure in excess of Euro 50,000.00 each or in excess of Euro 100,000.00 on a cumulative basis;
(xii)

change or alter the Accounting Principles and practices applied by the Company and any other NGG Group Company other than in the ordinary course of business or if required by Accounting Principles and/or applicable Laws;

(xiii)	alter the nature or scope of the business carried out by the Company and any other NGG Group Company;
(xiv)

change the salary and employment conditions of the directors, top managers, executives and employees of the Company and any other NGG Group Company, except as required by Law, by the applicable collective bargaining agreements, by the NGG Group Companies standard practices or by individual agreements with the directors, top managers, executives and employees of the Company and any other NGG Group Company entered into prior to the date of this Agreement, as well pay any extraordinary bonuses other than in accordance with the NGG Group Companies past practices and duly documented bonuses in connection with the Transaction;

(xv)	engage or hire new employees (except those necessary to cover departures or new job positions required in the ordinary course of business) with an annual compensation in excess of Euro 50,000.00;
(xvi)

enter into, modify or terminate contracts of any kind having a duration of over 12 months and entailing revenues in excess of Euro 100,000.00 or entailing payments, costs, or expenses of an amount in excess of Euro 200,000.00;

(xvii)

enter into or authorize any new, or amend current, transactions, arrangements, or understandings, between the Company and/any other NGG Group Company, on one side, and the Sellers and/or any of the NGG Group Companies’ or Sellers’ Related Parties, on the other side;

(xviii)

in relation to the Company and/or any other NGG Group Company, change its residence for any Tax purpose or establish any branch, agency, permanent establishment or other taxable presence in any jurisdiction outside its jurisdiction of incorporation;

(xix)

in relation to the Company and/or any other NGG Group Company, make any amendment to a Tax return or make, amend or withdraw any election or claim for Tax purposes to the extent that it would be inconsistent with previous practice of the Company or any such other NGG Group Companies; and/or

(xx)	undertake to do any of the foregoing.

(b)

Notwithstanding anything to the contrary in this Agreement, during the Interim Management Period, the Sellers, the Company and/or any other NGG Group Company shall be entitled to carry out any action as may be required or appropriate for the purposes of:

(i)	implementing any action agreed with, or consented by, the other Party in writing;
(ii)	implementing any action pursuant to, or in accordance with, the terms of this Agreement;
(iii)	implement the winding up procedure of APA;
(iv)	complying with orders of any Authority having jurisdiction over the Sellers, the Company and/or any other NGG Group Company; and/or
(v)	complying with the requirements or obligations provided for by applicable Laws;
(vi)	entering into the Alanui Agreements and consummating the transaction provided thereunder.

It being understood that in any circumstances under Paragraphs (iv) and/or (v) above, the Party shall inform in writing in advance the other Party of the action to be implemented or carried out.

7.	Conditions to closing
7.1	Condition to Closing

The obligation of the Parties to effect the Closing hereunder is subject to the satisfaction by the Long Stop Date of the Conditions.

The Parties acknowledge and agree that the Conditions are set forth for the benefit of the Buyer and can only be waived by the Buyer, at its sole discretion.

Should any of the Conditions to Closing not be fulfilled or otherwise waived by the Buyer within the Long Stop Date, this Agreement shall automatically terminate and cease to be effective and the Parties shall be released from all obligations hereunder, except in respect of any rights and Loss which have accrued before termination and for the provisions under Section 15 and 16 below; it being understood that the Buyer has the right, by serving a notice in writing to the Sellers, to postpone the Long Stop Date for additional 15 Business Days periods for as long as the Conditions to Closing have not been fulfilled, if at the Long Stop Date the Conditions to Closing have not been fulfilled or otherwise waived by the Buyer .

8.	CLOSING
8.1	Closing Date and Time

The Closing shall take place, on the Closing Date, before the Notary, at the Milan office of Latham & Watkins LLP, located in Milan, Corso Matteotti no. 22 (or at any other place agreed by the Parties) at a time to be agreed among the Parties.

8.2	Deliveries at Closing

At Closing, subject to the Conditions having been met or waived, the Parties shall carry out and perform the following actions and transactions:

(a)	the Sellers shall:
(i)

execute and deliver, or cause to be executed and delivered, to the Buyer, any instruments as may be reasonably required under applicable Laws, to vest in the Buyer good and marketable title to the Shares, including the endorsement of the Shares (as applicable), before the Notary, the delivery of the endorsed certificates to the Buyer free and clear from any Encumbrances, and the registration of the Buyer as new sole shareholder of the Company in the relevant shareholders’ ledgers;

(ii)

execute and deliver, or cause to be executed and delivered, to the Buyer such other instruments as may be necessary, under applicable Laws, to properly complete the transactions set forth under this Agreement which must be completed by the Sellers on or before the Closing;

(iii)	deliver the duly signed Directors Resignation Letters in accordance with Section 5.2;
(iv)	deliver the duly signed Statutory Auditors Resignation Letters if delivered by the relevant statutory auditors in accordance with Section 5.2;
(v)

cause the shareholders’ meetings of the Company and County to be held to resolve upon (A) the appointment of new directors and, if applicable, new statutory auditors, all in accordance with the designations made by the Buyer pursuant to Section 5.2(c) and (B) release and discharge to the maximum extent permitted by applicable Laws (and, in any case, with the sole exception of fraud (dolo) and gross negligence (colpa grave)) the resigning directors and, if applicable, the statutory auditors of the Company and of County notified by the Buyer pursuant to Section 5.2 above, from and against any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors of such company up to the Closing Date;

(vi)	cause the shareholders’ meetings of the Company to be held to resolve upon the adoption of the NGG By-Laws;
(vii)	enter into the Escrow Agreement and deliver it to the Buyer and the Escrow Agent;
(viii)	carry out all actions and transactions which are necessary or useful to receive the Closing FF Shares at Closing;
(b)	the Buyer:
(i)	shall pay to each Seller the relevant portion of the Closing Cash Price Portions in accordance with Section 3.3;
(ii)

shall execute and deliver, or cause to be executed and delivered, to the Sellers such other instruments as may be necessary, under applicable Laws, to properly complete the transactions set forth under this Agreement which must be completed by the Buyer on or before the Closing Date;

(iii)

and Farfetch shall issue the Closing FF Shares to the relevant Seller in accordance with the provisions of Section 3.2 free from any Encumbrance, except for the restrictions set forth under applicable Laws;

(iv)

exercise its rights to cause the shareholders’ meetings of the Company and/or of the NGG Group Companies to resolve upon (A) the appointment of new directors and, if applicable, new statutory auditors, all in accordance with the designations made by the Buyer pursuant to Section 5.2(c), and (B) the release and discharging to the maximum extent permitted by applicable Laws (and, in any case, with the sole exception of fraud (dolo) and gross negligence (colpa grave)), of the resigning directors and, if applicable, statutory auditors of the Company and/or of the NGG Group Companies notified by the Buyer pursuant to Section 5.2 above, from and against any and all liabilities arising from their holding of the offices as, respectively, directors and statutory auditors of the relevant NGG Group Company up to the Closing Date;

(v)

deliver duly signed letters, which shall be substantially in the form attached hereto as Schedule 8.2(b)(v), to any directors and auditors who will have resigned from their offices pursuant to Section 5.2 and whereby the Buyer confirms that it waives, releases, discharges, holds harmless and indemnify any such resigning directors and/or statutory auditors (if applicable), against any and all claims, demands, proceedings, causes of action, orders, obligations, liabilities, costs (including legal fees) and damages that may arise as a consequence of any action, suit, claim or litigation brought against them in relation to their offices as directors and/or statutory auditors (or similar offices), as the case may be, of the NGG Group Companies up to the Closing Date, except in case of fraud (dolo) and gross negligence (colpa grave));

(vi)	exercise its rights to cause the shareholders’ meetings of the Company to resolve upon the adoption of the NGG By-Laws; and
(vii)	enter into the Escrow Agreement and deliver it to the Sellers and the Escrow Agent; and
(c)	Farfetch shall:
(i)	issue the Closing FF Shares to the relevant Seller in accordance with the provisions of Section 3.2 free from any Encumbrance, except for the restrictions set forth under applicable Laws; and
(ii)

execute and deliver to the Sellers, in a form reasonably acceptable to them, (A) copies of written instructions from Farfetch to Farfetch’s transfer agent directing the transfer agent to record the ownership of the Closing FF Shares issued hereunder by Farfetch in the name of the Sellers, and (B) written confirmation from the transfer agent that it has duly recorded such transfer of the Shares, and (C) any other instruments as may be reasonably required or useful under applicable Laws and this Agreement to vest in the Sellers good and marketable title to, and transfer to them ownership of, the Closing FF Shares.

8.3	One Transaction
(a)

All actions and transactions constituting the Closing pursuant to Section 8.2 above shall be regarded as one single transaction so that, at the option of the Party having interest in the performance of the relevant specific action or transaction, no action or transaction constituting the Closing shall be deemed to have taken place if and until all other actions and transactions constituting the Closing shall have been properly performed in accordance with the provisions of this Agreement.

(b)

Therefore, if one of the Parties or any other third party required to do or perform an action or payment does not timely and duly perform one or more of its obligations or activity under this Section 8, the other Party shall have the right not to perform its obligations hereunder.

(c)

No action or transaction forming the Closing or however made in execution of the obligations hereunder will be construed as constituting a novation (novazione), modification or amendment of this Agreement, pursuant to Articles 1230 and 1231 of Code.

9.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS
9.1	Sellers Warranties
(a)

The Sellers hereby provide to the Buyer exclusively the representations and warranties contained in this Section 9 (the “Sellers Warranties”), which are in lieu of all other representations and warranties however provided under the applicable provisions of Law and constitute all of the representations and warranties made by the Sellers in connection with the NNG Group Companies (including their assets, liabilities and businesses), the Shares, the Transaction and any other action and transaction contemplated by this Agreement. Consequently, the Sellers do not make any representations nor give any warranties with reference to the Shares, the NGG Group Companies, their assets, liabilities and businesses and the Transaction other than those expressly and specifically given in this Section 9.

(b)

The Parties agree that (i) the Sellers Warranties pertaining exclusively to a Seller shall be deemed to be given only by such Seller (except for the DDG Vehicles which are deemed to provide the Sellers Warranties jointly), and (ii) the Sellers Warranties pertaining to any NGG Group Company, shall be deemed to be given by all the Sellers (but, in any case, severally among themselves, not jointly and in proportion to the Relevant Percentage, except for the DDG Vehicles which are deemed to provide the Sellers Warranties jointly).

(c)	The Sellers Warranties are true and correct as of the date of this Agreement and shall be true and correct on the Closing Date, except where expressly indicated otherwise.
(d)	The Sellers Warranties are deemed for all purposes to be qualified by:
(i)

the express exceptions set forth in the Disclosure Letter and/or in this Agreement (including the other Schedules different from the Data Room, but without prejudice to the provisions of Section 9.1(d)(ii)). Accordingly, all the disclosures and information set forth in the Disclosure Letter and/or in this Agreement (including the relevant Schedules other than the Data Room, but without prejudice to the provisions of Section 9.1(d)(ii)) constitute express exceptions to the Sellers Warranties and, therefore, the Sellers shall have no indemnification obligations for any and all circumstances deriving or resulting from any such disclosure and information; and

(ii)

any specific events, facts, matters or circumstances, which were clearly, fairly and specifically disclosed in good faith by the Sellers in the Data Room. Accordingly, all the specific events, facts, matters or circumstances, which are clearly and fairly disclosed in good faith by the Sellers in the Data Room constitute express exceptions to the Sellers Warranties and, therefore, the Sellers shall have no indemnification obligations for any and all circumstances deriving or resulting from any such events, facts, matters or circumstances.

(e)

Without prejudice to the provisions of Section 9.1(d) above, each of the Sellers Warranties is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Agreement.

(f)

If, at any time prior to or at Closing, the Sellers become aware that a Sellers Warranty has been breached or becomes untrue the Sellers shall promptly notify the Buyer in sufficient detail (the “Breach Notification”) to enable the Buyer to make a reasonably accurate assessment of the situation (and, for the avoidance of doubt, the delivery of such notice shall not limit or otherwise affect the remedies available to the Buyer nor shall any failure or delay in doing so increase any liability to the Sellers).

(g)

In no case do the Sellers give any representations and/or warranties to the Buyer and its representative with regard to financial projections, budget, management analysis, estimations, future profitability and financial performance of the NGG Group Companies (even if disclosed by the Sellers, or their representatives, to the Buyer, or their representatives, prior to or on the Closing Date).

9.2	Organization, Standing and Capacity
(a)	Each of the Sellers other than AG represents and warrants that:
(i)	it is a limited liability company duly incorporated, validly existing and in good standing under the Laws of Italy;
(ii)	all corporate and other actions required to be taken by it, or on its behalf, to authorize it to enter into and to perform this Agreement have been duly and properly taken;
(iii)	the entering into and the consummation of the transactions contemplated in this Agreement have been and will have been duly resolved upon by its competent corporate bodies;
(iv)	it has duly executed and delivered this Agreement, which constitutes valid and binding obligations, enforceable against the relevant Seller;
(v)

no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any Authority is required by it in connection with the execution and performance of this Agreement; for clarity, it is understood that the Sellers do not assume any liabilities or undertakings and do not release any representations and warranties regarding the compliance of the Transaction with any Antitrust Laws or antitrust Authorities since the relevant analysis and assessment have been conducted by the Buyer with the advice of its counsels;

(vi)

the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with, result in a breach of, or constitute a default under (i) its articles of association or its by-laws, or (ii) any agreement or instrument by which it is bound, nor violate any provisions of Laws applicable to it;

(vii)

it is not subject to any court order (notified to the relevant Seller) that would reasonably be expected to affect or limit the execution, delivery and performance by it of the obligations arising under this Agreement; and

(viii)

it is not insolvent or bankrupt under applicable Laws, unable to pay its debts as they fall due, nor has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

(b)

AG represents and warrants that he: (i) is a natural person, unmarried, (ii) has full power and authority to execute and deliver this Agreement and to consummate the transactions set forth herein, (iii) no action on the part of AG is necessary to authorize the execution and delivery by AG of this Agreement, (iv) this Agreement has been duly executed and delivered by AG and constitutes valid and binding obligations of AG, enforceable against him in accordance with its terms, (v) no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any supranational or national Authority is required to AG in connection with the execution and performance of this Agreement, and (vi) the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with, result in a breach of, or constitute a default under any agreement or instrument by which AG is bound, or violate any provisions of Law applicable to him. For clarity, it is understood that AG does not assume any liabilities or undertakings and does not release any representations and warranties regarding the compliance of the Transaction with any Antitrust Laws or antitrust Authorities since the relevant analysis and assessment have been conducted by the Buyer with the advice of its counsels.

9.3	Title
(a)	Each of the Sellers represents and warrants:
(i)

to be the legal and beneficial owner, as of the date of this Agreements, of its respective shares of NGG indicated in Recital (D), which are validly issued, fully paid up, free and clear of any Encumbrances, validly acquired and obtained in compliance with the applicable Laws, without breaching the rights of any Person;

(ii)	that, on the Closing Date, it/he will be the legal and beneficial owner of its/his respective Shares as indicated in Recital (G), specifically:
(A)	as to Antonioli, the Antonioli Shares;
(B)	as to DTEAM, the DTEAM Shares;
(C)	as to DHOLDING, the DHOLDING Shares;
(D)	as to MB Vehicle, the MB Vehicle Shares; and
(E)	as to AG, the AG Shares,

which, on the Closing Date, will be validly issued, fully paid up, free and clear of any Encumbrances, validly acquired and obtained in compliance with the applicable Laws, without breaching the rights of any Person;

(iii)	to have full right, power and authority to sell its/his respective Shares in accordance with the terms of this Agreement;
(iv)

that the Company is, on the date of this Agreement, the legal and beneficial owner of the corporate capital of the Subsidiaries in the amounts and percentages indicated in Recital (B), and the relevant quotas are fully paid up and free and clear of any Encumbrances;

(v)

that the Company will be, on the Closing Date, the legal and beneficial owner of the corporate capital of the Subsidiaries in the amounts and percentages indicated in Recital (G)(b) and the relevant quotas are fully paid up and free and clear of any Encumbrances.

(b)

With the exception of the Incentive Plan, the provisions contained in the shareholders’ agreement regarding Alanui and disclosed in the Data Room and those contained in the Alanui Agreements, there are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating the Company or any of the Subsidiaries, conditionally or otherwise, to issue or sell any new shares/quotas or any instrument convertible into or exchangeable for any share/quota, or to repurchase or redeem any of their shares/quotas.

9.4	Incorporation and good standing – by-laws and books

Except as expressly stated by the Sellers in the Disclosure Letter:

(a)	the Company is a company duly organized, validly existing and in good standing under the Laws of Italy;
(b)

with the sole exception of APA that is implementing a winding-up process, each Subsidiary is a company duly organized, validly existing and in good standing under applicable Laws of the jurisdiction of incorporation;

(c)

with the sole exception of APA that is implementing a winding-up process, neither the Company nor any Subsidiary is subject to any voluntary or non-voluntary liquidation, insolvency, bankruptcy or similar procedure. There are no proceedings, injunctions, orders or claims against the Company and/or any Subsidiary regarding liquidation, winding-up, bankruptcy and/or the starting of any bankruptcy or pre-insolvency procedure. No steps have been taken and notified in writing to enforce any security over any assets of the Company and/or any Subsidiary;

(d)

with the sole exception of APA that is implementing a winding-up process, the Company and any of its Subsidiaries have full power and authority to conduct their respective businesses as currently conducted and to own their assets and properties as currently owned;

(e)	the by-laws of the Company and of any of its Subsidiaries in force at the date hereof are those filed with the competent Companies’ Registers;
(f)

the books and records of the meetings of the corporate bodies of the Company and any other Subsidiary have been kept and filed with the competent registers pursuant to the applicable Laws. Each of the Company and the Subsidiaries has all the books and records, which in relation to its relevant business are required to be kept under the applicable Laws, in compliance with the applicable Laws and the applicable Accounting Principles.

(g)	neither the Company nor any Subsidiary has at any time:
(i)	purchased, redeemed or repaid any of its own corporate capital; or
(ii)	given any financial assistance in connection with any acquisition of its corporate capital or the corporate capital of its holding company in breach of any Law.

(h)

With the exception of the shareholders’ agreement regarding the Group Companies entered into between Antonioli, DTEAM, DHOLDING and the MB VEHICLE (in any case without prejudice to Section 9.24 below) and shareholders’ agreements regarding the Subsidiaries uploaded into the Data Room, no shareholders’ agreements or any other similar arrangement has been entered into by and among the Company and/or the Sellers and any of the Subsidiaries’ shareholders and there are no rights of any kind or obligation upon any such Subsidiaries’ shareholders vis-à-vis the Sellers and/or any of the NGG Group Companies, which may be triggered by the Transaction and the execution of this Agreement.

9.5	Corporate Capital

Except as expressly stated by the Sellers in the Disclosure Letter:

(a)

on the date of this Agreement, the Sellers, collectively, own the entire share capital of the Company, amounting to Euro 1,100,000 (one million one hundred thousand/00), divided into 1,100,000 (one million one hundred thousand/00) shares having a par value of Euro 1.00 each, and duly authorized, validly issued and fully paid in;

(b)

on the Closing Date, the Shares will represent in the aggregate, on a fully diluted basis, 100% (one hundred per cent) of the share capital and of the voting rights of the Company. The Shares will represent the entire share capital of the Company, amounting to Euro 1,426,437.00 (one million four hundred twenty-six thousand four hundred thirty-seven/00), divided into 1,426,437 (one million four hundred twenty-six thousand four hundred thirty-seven) shares having a par value of Euro 1.00 each, and duly authorized, validly issued and fully paid in;

(c)	the issued and paid in corporate capital of each of the Subsidiaries is equal to the one resulting from the respective by-laws or documents having similar contents and purpose;
(d)

with the exception of the Incentive Plan, the shareholders’ agreement regarding Alanui uploaded into the Data Room, the provisions of the Alanui Agreements and the rights set forth under the by-laws of the NGG Group Companies, there are no (a) rights of pre-emption, options, warrants or other rights to purchase any quotas, shares or interests into the Company or any Subsidiary; (b) securities convertible into or exchangeable for quotas, shares or interests into the Company or any Subsidiary; or (c) other commitments of any kind for the issuance of additional quota, shares or interests or options, warrants or other securities of the Company or any Subsidiary. With the exception of the Incentive Plan, the shareholders’ agreement regarding Alanui uploaded into the Data Room, the provisions contained in the Alanui Agreements and the rights set forth under the by-laws of the NGG Group Companies, there are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating the Company or any of the Subsidiaries, conditionally or otherwise, to issue or sell any new quotas, shares, or any instrument convertible into or exchangeable for any quota or share, or to repurchase or redeem any of their quotas or shares. With the exception of the Capital Increases, no resolution has been passed by any competent corporate body of the Company or any Subsidiary on the basis of which their corporate capital may be increased or reduced, or however modified;

(e)

without prejudice to the winding-up process of APA, no capital contributions or shares subscription are required to be made with respect to the Company and or any Subsidiary. With the exception of the winding-up process of APA, neither the Company nor any Subsidiary are in a situation whereby it is required by applicable Law to re-capitalize the company or provide equity contribution (including, without limitation, pursuant to Articles 2446 and 2447 of the Code), or need to adopt any other action in connection therewith;
(f)

with the exception of the Incentive Plan, the shareholders’ agreement regarding Alanui uploaded into the Data Room, the provisions of the Alanui Agreements and the rights set forth under the by-laws of the NGG Group Companies, no commitment has been given to create an Encumbrance affecting the Shares the corporate capital of the Company or the shares, quotas or interests into any Subsidiary; and

(g)

except for the interests in the Subsidiaries and in the Off-White Subsidiaries, neither the Company nor any Subsidiary owns equity interests or other participations in any subsidiary, association, consortium or joint venture.

9.6	Financials

Except as expressly stated by the Sellers in the Disclosure Letter:

(a)

the 2018 NGG Financial Statements were validly approved on June 26, 2019 by the shareholders’ meeting of the Company, have been prepared in accordance with the applicable Laws and Accounting Principles and give a correct, fair and true view of the economic and financial condition and the economic results and positions of the Company as of April 30, 2018 and for the period referred to therein as provided for by applicable Laws and Accounting Principles applied consistently with past practices;

(b)

the 2018 NGG Consolidated Financial Statements were validly approved on June 26, 2019 by the board of directors of the Company, have been prepared in accordance with the applicable Laws and Accounting Principles and give a correct, clear, fair, and true view of the economic and financial condition and of the economic results and positions of the NGG Group Companies on a consolidated basis as of October 31, 2018 and for the period referred to therein as provided for by applicable Laws and Accounting Principles applied consistently with past practices;

(c)

the receivables of any of the NGG Group Companies in existence as of the Closing Date are valid and fully existing. The NGG Companies shall be entitled to require payments of such receivables on the relevant due dates; and

(d)

except for the fees accrued and not paid to the directors and auditors at Closing, there are no outstanding payables due by any NGG Group Company to the Sellers, a Related Person, any of their Affiliates or Related Parties and there is no any other liability of any NGG Group Company vis-à-vis the Sellers, a Related Person, any of their Affiliates or Related Parties.

9.7	Permits and authorizations

Except as expressly stated by the Sellers in the Disclosure Letter:

(a)

the Company and the Subsidiaries have and maintain in full force and effect all licences, approvals, registrations and authorisations (public and private) necessary (according to applicable Laws) for their respective businesses and activities to be carried out in compliance with applicable Laws (the “NGG Group Permits”);

(b)	all the NGG Group Permits are in full force and effect and the NGG Group Companies have received no written claims that relate to the revocation or absence of renewal of the NGG Group Permits;

(c)	the NGG Group Companies are in compliance with the material terms and conditions of each of their respective NGG Group Permits;
(d)	the execution of this Agreement and the consummation of the Transaction shall not entail the amendment, suspension or revocation of any of the NGG Group Permits.
9.8	Compliance with Law

Except as expressly stated by the Sellers in the Disclosure Letter:

(a)	the Company and the Subsidiaries are not, and have not been, in material violation of any environmental laws and regulation applicable to them, to their business, assets or properties;
(b)	neither the Company nor any Subsidiary, has received written notice that they are currently under any investigation or inquiry with respect to any violation of any Law;
(c)

to the Sellers’ Knowledge, the Company and each Subsidiary have carried out and carry out their respective business in compliance in all material respects with applicable Laws concerning the data protection and the processing of data and personal data (including without limitation, EU Regulation 2016/679 (GDPR), including as implemented in Italy, or other similar Laws applicable in any other jurisdiction where the NGG Group Companies carry out their business); and

(d)

no sanctions have been applied and notified in writing to any NGG Group Company by any Authority in relation to or as a consequence of any breach of the applicable Laws concerning the data protection and the processing of data and personal data (including without limitation, EU Regulation 2016/679 (GDPR), including as implemented in Italy, or other similar Laws applicable in any other jurisdiction where the NGG Group Companies carry out their business).

9.9	Anti-Bribery – Sanctions

The Sellers represent and warrant that:

(a)

since January 16, 2017 (i.e. the date of incorporation of NGG) no NGG Group Representative has violated in any material respect any Anti-Corruption Laws, nor has, in material violation of any Anti-Corruption Laws, offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any Government Official or to any Person, in the interest of any NGG Group Company and under circumstances where such NGG Group Representative knew or ought reasonably to have known (after due and proper inquiry) that all or a portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to a Person:

(i)

for the purpose of: (i) influencing any act or decision of a Government Official in their official capacity; (ii) inducing a Government Official to do or omit to do any act in violation of their lawful duties; (iii) securing any improper advantage; (iv) inducing a Government Official to influence or affect any act or decision of any Authority; or (v) assisting such NGG Group Representative in obtaining or retaining business for or with, or directing business to, any NGG Group Representative; and

(ii)

in a manner which would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage;

(b)

no NGG Group Representative has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law in the interest of any NGG Group Company. No NGG Group Representative has received any notice, request, or citation by any Authority for any actual or potential non-compliance with any of the foregoing in this Section 9.9;

(c)

no Government Official or government Person presently owns an interest, whether direct or indirect, in any of the NGG Group Companies or has any legal or beneficial interest in any payments made to the NGG Group Companies by the Buyer hereunder or is otherwise a director, officer or employee of any NGG Group Company;

(d)	each NGG Group Company has, at all times, conducted operations in material compliance with applicable Anti-Money Laundering Laws;
(e)	no NGG Group Representative is currently a Sanctions Target or is located, is owned or controlled by a Sanctions Target, organized or resident in a country or territory that is a Sanctions Target;
(f)	Neither any NGG Group Company nor any NGG Group Representative has been:
(i)

engaged in any litigation, administrative, mediation or arbitration proceedings or such other proceedings or hearings before any Authority in relation to a violation of any applicable Sanctions Laws and Regulations; or

(ii)	the subject of any investigation, inquiry or enforcement proceedings by any Authority in relation to a violation of any applicable Sanctions Laws and Regulations; and
(iii)	no such proceedings, investigations or inquiries have been threatened in writing or are pending;
(g)

in the last five (5) years, no NGG Group Company or NGG Group Representative has engaged in any direct or indirect dealings or transactions in or with a Sanctions Target in violation of any applicable Sanctions Laws and Regulations, nor is any NGG Group Company currently engaged in any such activities in violation of any applicable Sanctions Laws and Regulations;

(h)	the NGG Group Companies have at all times conducted their business in accordance with all applicable Antitrust Laws;
(i)

neither the Company nor any Subsidiary is or has been engaged in any agreement, arrangement, activity, practice or conduct which constitutes an infringement or breach of any applicable Antitrust Laws in the last 5 (five) years;

(j)	no NGG Group Company is or has been in the last 5 (five) years:
(i)

engaged in any litigation, administrative, mediation or arbitration proceedings or such other proceedings or hearings before any Authority in relation to an infringement of any applicable Antitrust Laws; or

(ii)	the subject of any investigation, inquiry or enforcement proceedings by any Authority in relation to an infringement of any applicable Antitrust Laws; and
(iii)	no such proceedings, investigations or inquiries have been threatened in writing or are pending.

9.10	Material Contracts

Except as expressly stated by the Sellers in the Disclosure Letter:

(a)

Schedule 9.10(a) contains a list of the agreements which are material for the business and/or entered into with suppliers and clients of the NGG Group Companies (the “NGG Material Contracts”). The Data Room contains true and complete copies of the NGG Material Contracts;

(b)

as of the date of this Agreement, each NGG Material Contract is and will be in full force and effect and constitutes a legally valid and binding agreement, enforceable in accordance with its terms, of the Company or any of the Subsidiaries respectively concerned;

(c)

in relation to the NGG Material Contracts: (i) there is no pending and notified in writing default under or a breach of a material term of any NGG Material Contract by the Company and/or by any Subsidiary, and (ii) neither the Company nor any of the Subsidiaries have received any written notice indicating that any other party is in default under, or intends to exercise any right to terminate or not to renew, any NGG Material Contract (also as a result of the completion of the Transaction);

(d)

no NGG Material Contract contains a provision or any term or condition triggering termination or any new obligation of any of the NGG Group Companies upon direct or indirect changes into their shareholding structure and neither the execution of this Agreement nor the performance of the obligations hereunder shall trigger the right of any third party to any NGG Material Contract to terminate, or withdraw from, any such NGG Material Contract, or otherwise give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to modify any NGG Material Contract; and

(e)

to the Sellers’ knowledge, there are no contracts, agreements or arrangements (whether oral or documented) in relation to any of the NGG Group Companies that include a non-competition provision or other material restriction that would prevent or materially restrict the NGG Group, or any future owner of the NGG Group, from operating in the relevant business or in any geographic location.

9.11	Real Properties

The NGG Group Companies own no real property. All the material real properties used or occupied by the NGG Group Companies (the “NGG Real Properties”) are used or occupied under valid and binding lease, sub-lease or free-lease agreements as listed in Schedule 9.11 (the “NGG Lease Agreements”). Apart from the NGG Real Properties, the NGG Group Companies do not own or use any other real property which is material for carrying out their activities or for other purposes. With reference to the NGG Real Properties, except as expressly stated by the Sellers in the Disclosure Letter:

(a)

each NGG Lease Agreement is a valid and binding agreement between the parties thereof. Each Lease Agreement is in full force and effect, and to the Sellers’ knowledge neither any NGG Group Company, nor any party thereto is in material default or in material breach under the terms and conditions (including, without limitation, the payment of rents) of, or has provided or received any notice in writing of any intention to terminate, any such NGG Lease Agreement;

(b)	the NGG Real Properties used by the NGG Group Companies are in good operating condition and repair, normal wear and tear; and
(c)

the NGG Group Companies have full and undisturbed use and possession of the NGG Real Properties and have received no written notice from any third parties alleging that the current use and possession of the NGG Real Properties by the NGG Group

Companies infringes any rights of such third parties in respect of the NGG Real Properties.
9.12	Employment

The Sellers represent and warrant that:

(a)

Schedule 9.12(a) sets forth a complete list of all the employees of the NGG Group Companies (the “NGG Employees”). The NGG Employees and their respective aggregate compensations and qualifications are regularly recorded in the appropriate books and records in accordance with applicable Laws;

(b)

there are no other forms of compensation or other particular economic treatments due to the NGG Employees and the temporary workers, agency workers, business procurers, directors, consultants, independent contractors, or other persons who have rendered or are rendering services in any manner whatsoever to the NGG Group Companies in addition to or other than those recorded in agreements and/or in the appropriate books and records of the NGG Group Companies;

(c)

Schedule 9.12(c) sets forth a complete list of each collective bargaining agreement (including company/branch collective agreements or labor union contract) applicable to each of the NGG Group Companies and enforceable vis-à-vis their respective NGG Employees (the “NGG Collective Bargaining Agreements”). Except for such NGG Collective Bargaining Agreements, the NGG Group Companies are not legally bound by, and do not apply, nor are negotiating, any other collective bargaining agreement (including company/branch collective);

(d)

there is no pending and notified or threatened in writing litigation, claim, investigation, inspection or proceedings involving the NGG Group Companies, by any NGG Employee or former employee, or present or former temporary worker, agency worker, business procurer, director or consultant, independent contractor, or any other person who has rendered or is rendering services in any manner whatsoever to the NGG Group Companies, or by the relevant trade unions, or by any Authority, arising from that person’s employment/other relationship with the NGG Group Companies;

(e)

other than the NGG Employees, there are no other persons who have any employment relationship with the NGG Group Companies under any applicable Laws or have requested to re-qualify their relevant relationship with any of the NGG Group Companies as open ended employment relationship;

(f)

all the current and past open-ended employment contracts, fixed term employment contracts, temporary work contracts (contratti di somministrazione), apprenticeships contracts, occasional cooperation agreements, internships, secondment agreements (distacchi) and supply service agreements (including inter-company service agreements), project contracts, consultancy agreements, and any other whatsoever employment and/or consultancy agreements entered into within the last 2 (two) years have been entered into and executed by the NGG Group Companies in material compliance with the applicable Laws and collective and/or individual contracts;

(g)

the NGG Group Companies have complied, in all material respect, with and are in compliance, in all material respect, with all the applicable NGG Collective Bargaining Agreements and with all the applicable Laws and agreements relating to employment, labor and the workplace, including Laws relating to wages and classification levels for the NGG Employees (and the respective employment agreements reflect the relevant job level, and all the provisions applicable to each Employee are consistent with the relevant job level), hours, overtime, immigration, discrimination, withholding, unemployment compensation, the NGG Employees’ compensation

(including compensation for any inventive activity performed by the NGG Employees), health and safety on workplaces, child labour, hiring of disabled persons and/or protected categories, disability rights or benefits, equal opportunity, use of fixed term or part-time employees, social security contributions, insurance premiums, social safety net requested by and/or authorized to the NGG Group Companies, facility closures and layoffs, individual and collective dismissals, employee leaves and unemployment insurance, procurement contracts for a work/services (including, without limitation, the applicable Laws and regulations related to the wages and social security contributions for employees of independent contractors, suppliers, sub-contractors and/or sub-suppliers), and the NGG Employees’ data protection;

(h)

with the exception of the Incentive Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (i) entitle any current or former executive, employee, fixed term employee, temporary worker, agency worker, director or consultant, independent contractor of any NGG Group Company to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits of any kind (including a promotion or extension of any notice period) or trigger any other obligation under any NGG Group Company remunerative/benefit/share plan or further allowances/indemnities;

(i)	with the exception of the Incentive Plan, there is no benefit plan managed, established, funded or paid by any NGG Group Company;
(j)

any extraordinary transaction (including, without limitation, transfer of businesses as a going concern, mergers and demergers) carried out in the last five years has been carried out in compliance with any applicable labor Law and Collective Bargaining Agreement;

(k)	Schedule 9.12(k) sets forth a complete list of the agents (agenti) and business procurers (procacciatori d’affari) of the NGG Group Companies;
(l)	all compensations due to the NGG Employees, any other past employee, any agent and business procurer of the NGG Group Companies have been regularly paid by the NGG Group Companies.
9.13	Social security contributions

All social security contributions and other compulsory contributions, insurance premiums due with respect to the agents and/or the NGG Employees or other past employee of the NGG Group have been regularly paid by the NGG Companies.

9.14	Tax

The Sellers represent and warrant that:

(a)

all notices, Tax returns, reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information and forms that have, or should have, been submitted by the NGG Group Companies to any Tax Authority under applicable Laws have been duly and timely filed by the NGG Group Companies with the competent Tax Authority and/or Authority and all such Tax returns and forms are true, correct and complete pursuant to and in accordance with the applicable Laws. None of the above is, or is likely to be, the subject of any material dispute with any Tax Authority;

(b)	all Taxes which were due under the Tax returns and forms referred to in Paragraph (a) above (whether or not shown to be due on any such Tax returns and forms) have been duly and timely paid, deducted or withheld, by the NGG Group Companies, or adequate provisions have been created and accounted for in the relevant NGG Financials. All Taxes which are not yet due and payable but which relate to periods ending on or before the Closing have been provided for in the books and records of the NGG Group Companies in compliance with the applicable Law;

(c)

the NGG Group Companies maintain complete and accurate records, invoices and other information in relation to Tax that meet all legal requirements and enable the tax liabilities of the NGG Group Companies to be calculated accurately in all material respects;

(d)

the NGG Group Companies have deducted, withheld or collected all amounts required to be respectively deducted, withheld or collected by them on account of Taxes including all amounts required to be deducted, withheld or collected in respect of amounts deemed to be paid respectively by them, and have duly and timely remitted all such amounts to the appropriate Authority when required by Law to do so;

(e)	all Tax receivables utilized by the NGG Group Companies to offset the payment of their Taxes did exist and were properly utilized to the extent permitted by the applicable Laws;
(f)	there are no Encumbrances for Taxes upon the assets or properties of any NGG Group Company, other than Encumbrances created solely by operation of Law;
(g)

the NGG Group Companies have not been served with any written notice of assessment or other written notices concerning the payment of Taxes, and there are no audits, examinations, investigations, claims, disputes or other proceedings pending or threatened in writing with respect to any Taxes or Tax returns of the NGG Group Companies;

(h)

any transaction between the NGG Group Companies or between any of the NGG Group Companies and their Related Parties have been priced at arm’s length for transfer pricing purposes and based on appropriate documentation;

(i)

the NGG Group Companies do not own any asset which, if disposed at the date of this Agreement against a consideration equal to its net book value as included in the accounts, would give rise to a clawback or disallowance of depreciation relief;

(j)	the NGG Group Companies were not involved in any transaction or series of transactions the main purpose, or one of the main purposes, of which was the avoidance of Tax;
(k)

each of the NGG Group Companies is and at all times has been resident for Tax purposes in its respective jurisdiction of incorporation and is not and has not at any time been resident for Tax purposes in any other jurisdiction. None of the NGG Group Companies is or has been subject to Tax in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment, a permanent representative, place of business or taxable presence in that jurisdiction;

(l)	each of the NGG Group Companies is a taxable persons and are each registered for the purposes of any applicable Indirect Tax;
(m)

all supplies made by each of the NGG Group Companies are subject to Indirect Tax. None of the NGG Group Companies has been, or will be, denied full credit or allowance for all Indirect Tax paid or suffered by it;

(n)

any document that may be necessary or desirable in proving the title of the NGG Group Companies to any asset which is owned by the NGG Group Companies at Closing is duly stamped for stamp duty purposes or has had the transfer or registration tax due in respect of it paid.

9.15	Accuracy of Information

Neither the Seller Warranties nor to the Sellers Knowledge any other document or information provided in the Data Room contain any untrue statement of a material fact or omit to state a material fact which may be material in relation to, And/or may adversely affect, any of the NGG Group Companies and/or the acquisition of the Shares and/or the Transaction.

9.16	Intellectual Property

Except as expressly stated by the Sellers in the Disclosure Letter:

(a)	Schedule 9.16(a) contains the list of all the registrations and applications for registration of the Intellectual Property Rights owned by any NGG Group Company (the “Owned IP Rights”);
(b)

all Owned IP Rights are free from Encumbrances, fully enforceable, transferable and assignable (where applicable), may be freely used by the NGG Group Companies. The Data Room indicates those, among the Owned IP Rights, that have been already duly registered and those in relation to which the registration has been regularly applied for in the name of the relevant NGG Group Company in all countries in which products or services based on such Owned IP Rights have been or are being produced, offered, sold or commercialized;

(c)

Schedule 9.16(c) contains the list of all the license agreements (other than temporary co-branding collaborations) granting any of the NGG Companies with the license to use trademarks, intellectual property and know-how to manufacture, distribute, advertise and sell the products indicated therein (the “Licensed IP Rights”);

(d)

with reference to the trademark “Palm Angels”, that is owned by Palm Angels S.r.l. with legal seat in Milan, via Daniele Manin no. 3 registered with the Companies’ Register of Milano, Monza, Brianza, Lodi under no. 08773470961 (“Palm Angels”) whose corporate capital is held by DTEAM and Mr. Francesco Ragazzi 50% each, it is represented and warranted the follows: (i) DTEAM represents and warrants that it has not granted any third person different from the NGG Group Companies with any license and/or right on the trademark “Palm Angels”, and (ii) to the Sellers Knowledge, the other shareholder Mr. Francesco Ragazzi has not granted any third person different from the NGG Group Companies with any license and/or right on the trademark “Palm Angels”;

(e)	the MB Vehicle represents and warrants that the it has not granted to any third person different from the NGG Group Companies with any license and/or right on the trademark “Marcelo Burlon”;
(f)

no NGG Group Company has assigned or otherwise transferred any interest in, or agreed to assign or otherwise transfer any interest in, any Owned IP Rights to any other person, except pursuant to limited licenses in the ordinary course of business for manufacturing or supplying reasons or in the context of collaborations with other brands;

(g)

reasonable precautions and security measures have been adopted and implemented in order to protect and keep confidential and/or secret those Owned IP Rights and/or Licensed IP Rights which are proprietary know-how, commercial, trade, manufacturing secrets, software, source code for software, formulas, designs, technical sheets, processes, techniques and secret information (the “Confidential IP Rights” and, together with the Owned IP Rights and Licensed IP Rights, the “NGG IP Rights”);

(h)	to the Sellers’ Knowledge, no act has been done or omitted to be done by NGG Group Company which may render any Owned IP Rights subject to invalidity, revocation, cancellation, challenge;
(i)

no NGG Group Company is party to any agreement which grants any third parties the license or right to use the Owned IP Rights except for those agreements relating to the day-to-day management for commercial, distribution, production, public relations and marketing reasons;

(j)

no NGG Group Company has received any written information on the fact that any third party has infringed or made unauthorized use of, or is currently infringing or making unauthorized use of, any NGG IP Right in the context of the ordinary anti-counterfeiting monitoring activities carried out by the NGG Group. As of the date hereof, there are no pending or threatened (in writing) proceedings alleging that any third party has infringed or made unauthorized use of, or is currently infringing or making unauthorized use of any NGG IP Right except for the steps related to the ordinary anti-counterfeiting activities provided by the NGG Group Companies;

(k)

there is no written threat of judicial proceedings alleging that any NGG Group Company has infringed, or made unauthorized use of, intellectual property rights owned or used by a third party and there is no written communication or written claim in relation to the violation (or alleged violation) by any NGG Group Company of any intellectual property rights owned or used by a third party;

(l)

to the Sellers’ Knowledge, none of the NGG IP Rights and none of the products sold by the NGG Group Companies infringes, misappropriates, violates or conflicts with any Intellectual Property owned by any other Person;

(m)

none of the NGG Employees, key managers, consultants, developers, or contractors working for any of the NGG Group Companies in relation to any creative or inventive activity is entitled to any Owned IP Rights, internet domain name or Confidential IP Rights or to any right for compensation related thereto over any discovery or artwork that they may have made or make in the carrying out of their activities or in the performance of their duties for the relevant NGG Group Company or, if otherwise, each of such NGG Employees, key managers, consultants, developers, or contractors has fully and validly assigned all such rights, in advance or subsequently, to the relevant NGG Group Company under the relevant employment agreement or other contracts and any relevant consideration has been paid or duly and fully accrued for in the NGG 2018 Consolidated Financial Statement.

9.17	Litigation

Except as expressly stated by the Sellers in the Disclosure Letter, there is no pending administrative, arbitral, or judicial or threatened in writing, claim, action, suit, charge or proceeding against any NGG Group Company.

9.18	Related Parties and intragroup agreements

Each agreement entered into by any NGG Group Company with Related Parties and/or intragroup agreement to which any NGG Group Company is a party were duly entered into by the relevant parties at arm’s length, the terms and conditions set forth therein are fair and in line with market standards and the relevant transactions have been actually rendered/executed and were for the benefit of the recipient.

9.19	Insurance
(a)

The insurance policies entered into by the NGG Group Companies are those listed in Schedule 9.19. No claims have been brought under the any insurance policies in the three years prior to the date hereof.

(b)

All the Insurance Policies are in full force and effect in accordance with their respective terms, the related premiums have been timely paid, and the NGG Group Companies have not received any notices of cancellation with respect thereto.

9.20	Position since October 31, 2018

Since October 31, 2018 until the date hereof, the NGG Group Companies have been managed in the ordinary course of business in accordance with past practices in all material respect.

9.21	Finance

The Sellers represent and warrant that:

(a)	no NGG Group Company is party to credit facility agreements or other financing agreements with financial institutions;
(b)	no guarantee or Encumbrance has been given by or entered into by the NGG Group Companies or any third party in respect of any indebtedness or other obligations.
9.22	Information Technology
(a)	All the communication, information technology and computer systems and equipment currently used by the NGG Group Companies in are:
(i)	legally and validly owned or used by the relevant NGG Group Companies and, in case of ownership, are free from Encumbrances;
(ii)	in good functioning state and fit the use for which the same are utilized by the relevant NGG Group Companies; and
(iii)	subject to periodical assistance and maintenance activities.
(b)

All the software programs used by the NGG Group Companies are, as the case may be, owned by, or licensed to, the relevant NGG Group Company in a number of copies corresponding to those effectively used. The software programs used by the NGG Group Companies are sufficient for the carrying out of the business of the NGG Group Companies as it is actually carried out.

9.23	No-brokers

There is no Person that is entitled to a finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated herein as a result of any agreement or understanding with the Parties, nor has the Sellers had any dealings related to the transactions contemplated herein with any Person that may claim a brokerage or other commission from the Buyer.

9.24	No shareholders’ agreements between the Sellers

At Closing, there will not be any shareholders’ agreement in force between the Sellers having as object any Group Company.

9.25	Farfetch’s Class A Shares
(a)

Each Seller understands that the Closing FF Shares have not been registered under the Securities Act and may only be sold, assigned or transferred by the Sellers following the expiry of the distribution compliance period specified in Category 2 (paragraph (b)(2)(iii) in Rule 903 of Regulation S).

(b)	Each Seller understands that the Farfetch’s Class A Shares issued may bear the following or similar legend:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (“THE ACT”). THESE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE ACT THE ISSUER OF THE SHARES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT THESE SHARES MAY BE SOLD PURSUANT TO RULE 144 OR ANOTHER AVAILABLE EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER”.

(c)	Each Seller did not learn of the issuance of the Farfetch’s Class A Shares as a result of any general solicitation or general advertising.
(d)

The Farfetch’s Class A Shares to be received by the Sellers hereunder will be acquired for such Sellers’ own account, not as nominee or agent. The Sellers are not a broker-dealer registered with the US Securities Exchange Commission under applicable Laws or an entity engaged in a business that would require it to be so registered.

(e)	The Sellers are resident in Italy.
10.	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND FARFETCH
10.1	Buyer Warranties
(a)

The Buyer hereby provides exclusively to the Sellers the representations and warranties contained in Sections 10.2, 10.3, 10.4, and 10.5 (the “Buyer Warranties”), which are in lieu of all other representations and warranties however provided under the applicable provisions of Law and constitute all of the representations and warranties made by the Buyer in connection with the Transaction and any other action and transaction contemplated by this Agreement.

(b)

The Buyer Warranties are true and correct as of the date of this Agreement and shall be true and correct on the Closing Date, as well as on any day between the date hereof and the Closing Date, except where expressly indicated otherwise.

(c)	Each of the Buyer Warranties is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Agreement.
(d)

If, at any time prior to or at Closing, the Buyer becomes aware that a Buyer Warranty has been breached or becomes untrue, the Buyer shall promptly notify the Sellers in sufficient detail to enable the Sellers to make a reasonably accurate assessment of the situation (and, for the avoidance of doubt, the delivery of such notice shall not limit or otherwise affect the remedies available to the Sellers nor shall any failure or delay in doing so increase any liability to the Buyer).

10.2	Organization, Standing and Capacity
(a)	The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Italy.
(b)

Except as required by applicable Laws and the rules of the NYSE in connection with the issuance of the Closing FF Shares, all corporate and other actions required to be taken by, or on behalf of, the Buyer under this Agreement to authorize it to enter into and to perform this Agreement have been duly and properly taken. The entering into and the consummation of the transactions contemplated in this Agreement have been and will have been duly resolved upon by the competent corporate bodies of the Buyer under this Agreement.

(c)	This Agreement has been duly executed and delivered by the Buyer and constitutes valid and binding obligations of the Buyer, enforceable against it in accordance with its terms.
(d)

The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with, result in a breach of, or constitute a default under (i) the Buyer’s articles of association or its by-laws, or (ii) any agreement or instrument by which it is bound, nor violate any provisions of Laws applicable to it.

(e)	The Buyer is not subject to any court order that would reasonably be expected to affect or limit the execution, delivery and performance by it of the obligations arising under this Agreement.
(f)

The Buyer it is not insolvent or bankrupt under applicable Laws, unable to pay its debts as they fall due, nor has proposed or is liable to any arrangement (whether by court process or otherwise) under which its creditors (or any group of them) would receive less than the amounts due to them.

(g)

No application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any Authority is required to the Buyer in connection with the execution and performance of this Agreement. Without limitation of the foregoing, the Buyer represents, warrants and acknowledges (as the case may be) that (i) it has investigated - also through its counsels - the markets and the regulatory environment in which the Buyer, its direct or indirect shareholders or other Affiliates and the NGG Group Companies operate; (ii) the Transaction does not require and/or entails any filing for antitrust clearance or merger control approval.

10.3	No Broker

There is no Person that is entitled to a finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated herein as a result of any agreement or understanding with the Parties, nor has the Buyer had any dealings related to the transactions contemplated herein with any Person that may claim a brokerage or other commission from the Sellers.

10.4	Absence of certain facts and circumstances

Buyer hereby represents and warrants that – in light of the Due Diligence – as at the date of this Agreement, the Buyer does not have actual knowledge of a breach of any Sellers Warranties which would entitle the Buyer to make a Claim.

10.5	Closing FF Shares and financial capability
(a)

The Closing FF Shares issuable to the Sellers at Closing, when issued by Farfetch in accordance with this Agreement, will be duly issued, fully paid and non-assessable, free and clear from any Encumbrance, except for restrictions set forth under applicable Laws and regulations.

(f)

At Closing, the Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Closing Cash Price Portions and it is not aware of any reason why such cash resources will not be available when required.

10.6	Farfetch Warranties
(a)

Farfetch hereby provides exclusively to the Sellers the representations and warranties contained in Schedule 10.6 (the “FF Warranties”), which are in lieu of all other representations and warranties however provided under the applicable provisions of Law and constitute all of the representations and warranties made by Farfetch in connection with the Transaction and any other action and transaction contemplated by this Agreement.

(b)

The FF Warranties are true and correct as of the date of this Agreement and shall be true and correct on the Closing Date, as well as on any day between the date hereof and the Closing Date, except where expressly indicated otherwise.

(c)	Each of the FF Warranties is separate and independent and, unless otherwise specifically provided, shall not be restricted or limited by reference to any other warranty or term of this Agreement.
(d)

If, at any time prior to or at Closing, Farfetch becomes aware that a FF Warranty has been breached or becomes untrue, or has reasonable expectations that any of those things may occur, Farfetch shall promptly notify the Sellers in sufficient detail to enable the Sellers to make a reasonably accurate assessment of the situation (and, for the avoidance of doubt, the delivery of such notice shall not limit or otherwise affect the remedies available to the Sellers nor shall any failure or delay in doing so increase any liability to the Buyer).

11.	INDEMNIFICATION OBLIGATIONS OF THE SELLERS
11.1	Indemnification Obligations of the Sellers
(a)

Subject to the Closing having occurred and subject to the conditions and limitations set forth in this Section 11, each Seller hereby agrees to, severally and not jointly pro-rata in proportion to the Relevant Percentage pursuant to Section 11.3 (except for the DDG Vehicles which shall be jointly liable among them), indemnify and hold the Buyer, the Company and/or any Subsidiary (without any duplication and at the Buyer’s discretion) harmless from any Loss suffered or incurred directly by the Buyer, the Company and/or any Subsidiary as a result of any breach by the Sellers of the Sellers Warranties (the “Sellers Indemnification Obligations”).

(b)

It is understood that, in relation to any Loss incurred by the Subsidiaries, only the portion of such Losses corresponding to the percentage of the participation held, directly or indirectly, by the Company in such Subsidiaries as of the Closing Date shall be considered for the purposes of determining the amount relevant for the Sellers Indemnification Obligations.

11.2	Sole Remedy, Nature of the Representations and Warranties and Indemnifications
(a)

The right to obtain indemnification pursuant to this Section 11 is the sole remedy available to the Buyer in relation to the breach by the Sellers of the Sellers Warranties and, therefore, it shall exclude any other right, action, remedy, defense, exception, claim or means of protection – provided by any applicable Law or otherwise – however available in relation to the breach by the Sellers of any of the Sellers Warranties. In particular, but without limitation to the generality of the foregoing, no breach of any Sellers Warranty will give rise to any right on the part of the Buyer to rescind or terminate this Agreement in any manner whatsoever (including under Article 1467 of the Code, in which regard the Parties agree and acknowledge that the remedies provided for therein shall not apply to this Agreement).

(b)

The Parties hereby acknowledge and agree that the Sellers Warranties and the Sellers Indemnification Obligations under this Section 11 are autonomous obligations and any right or remedy arising under this Agreement in connection with any inaccuracy, misrepresentation or breach of any Sellers Warranty and/or the Sellers Indemnification Obligations under this Section 11 shall not be subject to the statute of limitation periods and forfeiture restrictions provided under Article 1495 of the Code.

(c)	The Parties agree that:
(i)

an event, which may give rise to a breach of the Sellers Warranties, cannot give rise to any Sellers Indemnification Obligation, if such event constitutes an express exception to any of the Sellers Warranties under the Disclosure Letter and this Agreement (including the relevant Schedules different from the Data Room) or if any such event was clearly, specifically, and fairly disclosed in good faith by the Sellers in the Data Room;

(ii)

it would not be possible to seek indemnification under this Section 11 for Losses arising as a result of one and the same event by claiming the breach of more than one of the Sellers Warranties, provided that, in case such an event may give rise to a Claim in relation to two or more Sellers Warranties or pertains to a subject matter which is dealt with by two or more Sellers Warranties, indemnification can be sought only under the more specific and inherent Sellers Warranty;

(iii)

any amount due by the Sellers to the Buyer, the Company or any Subsidiary (as the case may be) under this Section 11 with reference to the Sellers Indemnification Obligations shall be grossed up by any Tax payable in relation thereto and reduced by any favourable Tax effect deriving therefrom

(iv)

the Sellers shall not be liable for any Loss suffered or incurred directly by the Buyer, the Company and/or any Subsidiary as a result of any breach by the Sellers of the Sellers Warranties on the basis of multiples or other financial formulas used, also implicitly, by the Buyer in order to evaluate the NGG Group Companies and/or the Shares; and

(v)

the Sellers shall not be liable for any Loss suffered or incurred directly by the Buyer, the Company and/or any Subsidiary as a result of any breach by the Sellers of the Sellers Warranties if and to the extent that such Loss occurs or is increased directly or indirectly as a result of: (i) any change in Laws coming into force after the date of this Agreement (whether or not such change purports to have retroactive effect); or (ii) any change in Accounting Principles introduced by any applicable Law or by the Buyer after the Closing

Date and any change in the accounting, internal, regulatory or Tax policies or practices introduced by the Buyer after the Closing Date.
(d)

Without prejudice to the other provisions of this Section 11 and of Section 14 below and to the right to make any Notice of Claims, no payment shall be made by the Sellers to the Buyer, the Company and/or any Subsidiary in relation to the Sellers Indemnification Obligations in respect of potential or contingent liabilities of any such entity, unless, and only to the extent that, such liabilities have accrued and have been actually borne by any such entity.

11.3	Allocation of the Sellers Indemnification Obligations

In relation to the Sellers Indemnification Obligations, the Parties hereby agree that each Seller shall hold the Buyer, the Company or any Subsidiary (in any case without any duplications) harmless and indemnified from and against:

(a)

100% (one hundred per cent) of any Loss suffered by the Buyer, the Company or any Subsidiary (such Loss to be calculated according to Section 11.1(b)) without any duplication effect with the Losses under Paragraph (b) below, arising from the breach of any of the Sellers Warranties set forth under Section 9 relating to, involving, regarding or pertaining to exclusively the relevant Seller; and

(b)

the Relevant Percentage of any Loss suffered by the Buyer, the Company or any Subsidiary (such Loss to be calculated according to Section 11.1(b)) without any duplication effect with the Losses under Paragraph (a) above, arising from the breach of any of the Sellers Warranties set forth under Section 9 other than those Sellers Warranties relating to, involving, regarding, or pertaining to exclusively the relevant Seller.

11.4	Time limitations
(a)	The Sellers shall in no case be liable pursuant to Section 11.1 above, in relation to Losses incurred pursuant to Section 9 which are notified to the Sellers in accordance with Section 14 below:
(i)

after the expiry of the 30th (thirtieth) Business Day following the expiration of the applicable statute of limitation set forth under the applicable Laws exclusively for Losses incurred due to a breach by the Sellers of the Sellers Warranties set forth under Sections 9.2 (Organization, Standing and Capacity), and 9.3 (Title), 9.5 (Corporate Capital), 9.13 (Social security contribution) and 9.14 (Tax);

(ii)	after the expiry of the 3rd (third) anniversary of the Closing exclusively for Losses incurred due to a breach by the Sellers of the Sellers Warranties set forth under Section 9.12 (Employment); and
(iii)

after the expiry of a period of 15 (fifteen) months after the Closing for Losses incurred due to a breach by the Sellers of the Sellers Warranties other than those referred to in paragraphs (i) and (ii) above.

(b)

The Sellers Indemnification Obligations shall survive the expiration of the time limits respectively set forth under Section 11.4(a) in respect of any actual or alleged breach of the Sellers Warranties to the extent - prior to the expiry of the terms above – such breach constituted the subject matter of a Claim under Section 14 and, in case of a Direct Claim (and, for the sake of clarity, excluding any Third-Party Claim for which this provision shall not apply), (i) caused to the Buyer and/or any of the NGG Group Company a monetary Loss indemnifiable pursuant to this Agreement or (ii) to the extent did not cause any of such indemnifiable monetary Loss, the Buyer started a proceeding against the Seller(s) pursuant to Section 16.10 below within 6 (six) months following the relevant Claim. In such cases, the relevant Sellers Indemnification Obligations for Direct Claims shall last until a final resolution on any such actual or alleged breach is reached and the relevant amount of the Sellers Indemnification Obligations (if any) is duly paid.

11.5	Monetary Limitations
(a)	The Sellers Indemnification Obligations shall be subject to the following limitations:
(i)

no Sellers Indemnification Obligations is triggered and no indemnity shall be payable hereunder if the amount due in respect of each event (or series of event having the same nature) giving rise to a liability does not exceed, as de minimis threshold, Euro 100,000.00 (one hundred thousand/00) for each single event;

(ii)

the Sellers Indemnification Obligations shall be effective only when the cumulative amount of Losses actually indemnifiable by the Sellers pursuant to this Agreement (and therefore Losses exceeding the de minimis threshold referred to in Paragraph 11.5(a)(i)) in the aggregate exceeds Euro 800,000.00 (eight hundred thousand/00), provided that, if said threshold is exceeded, the Sellers shall be liable to pay only the amount exceeding such threshold; and

(iii)

in no event shall the cumulative amount payable by a Seller by way of indemnification pursuant to this Section 11 exceed an amount equal to 10% (ten percent) of the portion of the Final Price that such Seller is entitled to receive pursuant to this Agreement.

(b)

The limitations set forth under Section 11.5(a) shall not apply to the Sellers Indemnification Obligations deriving from a breach of the Sellers Warranties made under Sections 9.2 (Organization, Standing and Capacity), 9.3 (Title) and 9.5 (Corporate Capital), in which case the Sellers Indemnification Obligations shall be determined on a Euro per Euro basis, but in no event it shall exceed for each Seller an amount corresponding to Relevant Percentage of the Final Price.

11.6	Deductions and Gross Up
(a)

The amount due by the Sellers under this Section 11 with reference to a request for indemnification shall be set-off or reduced by any amount that the Buyer, the Company or any Subsidiary have received or are entitled to receive from any third party (including insurers) with reference to the matter which is the subject of the request for indemnification, net of reasonable costs and expenses incurred in obtaining such payment (including those incurred in connection with litigation required therefor, to the extent that such costs and expenses are not recovered from the relevant third party).

(b)

If the Sellers pay to the Buyer, the Company or any Subsidiary (as the case may be) an amount in discharge of a Claim and then the Buyer, the Company or any Subsidiary (as the case may be) subsequently receive from a third party a sum which is referred to such Claim or to its subject matter, the Buyer, the Company or any Subsidiary (as the case may be) shall immediately repay to the Sellers (in proportion to the Relevant Percentage) an amount equal to the sum received.

(c)

In the event and to the extent that any Loss to be indemnified by the Sellers pursuant to this Section 11 is deductible by the Buyer, the Company or any Subsidiary (as the case may be) for Tax purposes, the liability of the Sellers pursuant to this Section 11 will be limited to an amount corresponding to the amount of Loss reduced by a percentage equal to the percentage of the applicable Tax rate
(d)

The amount due by the Sellers under this Section 11 with reference to a request for indemnification shall be set-off or reduced by any specific provision (fondi) or reserve (riserva) recorded in the NGG Financials.

(e)	Any amount due by the Sellers under this Section 11 with reference to a request for indemnification shall be grossed up by any Tax payable in relation thereto
(f)	Any amount due by the Sellers under this Section 11 shall be treated as a reduction of the Final Price.
12.	SPECIAL INDEMNITIES
12.1	Trade Working Capital Special Indemnity

Each Seller hereby agrees to, severally and not jointly pro-rata in proportion to the Relevant Percentage (except for the DDG Vehicles which shall be jointly liable among them), to pay the Working Capital Shortfall (as defined in Schedule 12.1) (the “Trade Working Capital Special Indemnity”), pursuant to, and subject to the limitations and the provisions set out in Schedule 12.1 (including, in particular, the maximum amount of Euro 5,000,000.00 (five million/00)), provided that (a) the monetary limitations set out in Sections 11.5(a)(i) and 11.5(a)(ii) shall apply to the Trade Working Capital Special Indemnity and (b) and the procedure set out in Section 4.2 shall apply mutatis mutandis for the calculation of the Trade Working Capital Special Indemnity upon delivery to the Sellers of a notice of claim in respect of a Trade Working Capital Special Indemnity.

12.2	Special Indemnification Obligations

The Sellers further agrees to indemnify and hold the Buyer and/or any NGG Group Companies harmless in accordance with Schedule 12.2 (the “Special Indemnification Obligations”).

13.	INDEMNIFICATION OF THE BUYER AND FARFETCH
13.1	Indemnification Obligations of the Buyer and Farfetch
(a)

The Buyer hereby agrees to indemnify and hold the Sellers harmless from any Loss suffered or incurred directly by the Sellers as a result of any breach by the Buyer of the Buyer Warranties (the “Buyer Indemnification Obligation”). It being understood that the provisions, limitations and terms set forth under Section 11.4(a)(i) shall apply mutatis mutandis to the Buyer Indemnification Obligations.

(b)

Farfetch hereby agrees to indemnify and hold the Sellers harmless from any Loss suffered or incurred directly by the Sellers as a result of any breach by Farfetch of the FF Warranties (the “FF Indemnification Obligation”). It being understood that the provisions, limitations and terms set forth under Section 11.4(a)(i) shall apply mutatis mutandis to the FF Indemnification Obligations.

14.	INDEMNIFICATION PROCEDURES
14.1	General Provision

The following provisions of this Section 14 shall apply if either Party makes a claim in relation to the Sellers Indemnification Obligations under Section 11, the Special Indemnification Obligations, the Buyer Indemnification Obligations under Section 13 and the FF Indemnification Obligations under Section 13 against the other Party under this Agreement (the “Claim”).

14.2	Notice of possible Claim

In the event that a Party (the “Claimant”) becomes aware of any event, claim, proceeding, circumstance or other matter which may give rise to an indemnification obligation of the other Party (the “Indemnifying Party”) (as the case may be) under this Agreement (the “Indemnification Event”), (i) except for the Special Indemnification Obligations, the Claimant shall give written notice thereof to the Indemnifying Party, under penalty of forfeiture no later than 30 (thirty) Business Days after the Claimant becomes aware of such Indemnification Event and/or (ii) in respect of the Special Indemnification Obligations, the Claimant shall promptly give written notice (in any case without penalty of forfeiture), in both cases under (i) and (ii), indicating in reasonable details the Claim which it intends to make, the provisions of the Agreement that are deemed to have been breached, the entity to be indemnified, together with all the reasonably available documentation which may reasonably be deemed necessary for the purposes of enabling the Indemnifying Party to be informed and take all appropriate actions in respect of the Loss subject of the Claim (the cases under (i) and/or (ii) a “Notice of Claim”). Such Notice of Claim shall further specify whether the Claim arises as a result of a claim by a third-party (the “Third-Party Claim”) or whether the Claim does not so arise therefrom (the “Direct Claim”), and shall also clearly indicate the factual and legal basis for the Claim.

For clarity, it is understood that each Seller – severally and not jointly with the other Sellers – may enforce the rights and faculties set forth under this Section 14 – and, therefore, each of the Sellers shall be considered, for the purposes of this Section 14, a Claimant or an Indemnifying Party, as the case may be.

14.3	Direct Claim

With respect to any Direct Claim, following receipt of the Notice of Claim, the Indemnifying Party shall have 60 (sixty) Business Days to make such investigation of the Claim as it considers reasonably necessary or desirable, and, to this purpose, each Party grants to the other, and cause to grant, access to all relevant books and records and premises and employees of the Claimant, the Company or any Subsidiary (as the case may be), to the extent reasonably necessary. Unless the Claimant and the Indemnifying Party agree in writing prior to the expiration of such 60 (sixty) Business Day period upon the validity and amount of such Claim, in which case the Indemnifying Party shall pay to the Claimant, the Company or any Subsidiary (as the case may be) the full agreed amount of the Claim in the following 30 (thirty) Business Days, the relevant Direct Claim shall be settled and defined as provided in Section 16.9. Any indemnification amount due by the Indemnifying Party in relation to a Direct Claim shall be paid exclusively after the issuance of a definitive not appealable enforceable arbitration award, enforceable decision or order of the competent Court, or settlement agreement entered into by and between the Indemnifying Party and the Claimant, on the relevant Claim and within 20 (twenty) Business Days after such definitive arbitration award, final decision of the competent Court or settlement agreement to the entity directly affected by the Loss.

14.4	Third-Party Claim

In the event of a Third-Party Claim, the following shall apply:

(a)

the Claimant shall inform the Indemnifying Party in writing of the Third-Party Claim in the relevant Notice of Claim with all reasonable details and shall promptly make available to the latter and/or its counsels all relevant documentation which may be available;

(b)

the Claimant shall promptly grant and cause to grant to the Indemnifying Party and/or its counsels access to all relevant books and records and premises and employees of the Claimant, the Company or any Subsidiary (as the case may be), to the extent reasonably necessary in connection with the defense of the Third-Party Claim;

(c)

the Indemnifying Party shall give written notice to the Claimant as to whether or not it wishes to participate to, by its own counsels, the defense of the Third-Party Claim it remaining agreed and understood that the defense will be in any event led by the Claimant who (1) shall retain, at its sole discretion, any decision as to the conduct of the defense and the proceedings (including the execution of a settlement), to the maximum extent possible under applicable Law, and (2) shall, if applicable, exercise its rights to cause the Company or any Subsidiary (as the case may be) to diligently and promptly manage any such Third-Party Claim, taking without delay any reasonable actions, and preparing, also through its counsels, any relevant filings, judicial or administrative acts or other documents, with due care and with the view of minimizing the Third-Party Claim; and (3) shall regularly (in reasonable intervals) inform the Indemnifying Party about the status of the matter and promptly notify the Indemnifying Party of all material correspondence or other actions or developments in connection with the Third-Party Claim;

(d)

in the event that an offer is made to the Claimant, the Company or any Subsidiary (as the case may be), to settle any matter giving rise to an indemnification obligation, which the Claimant, but not the Indemnifying Party, is willing to accept, the Claimant, the Company or any Subsidiary (as the case may be), shall be entitled to enter into such settlement, but the extent of the Indemnifying Party’s indemnification obligation will be agreed between the Parties in good faith, or, failing agreement, decided by arbitration hereunder as the amount of the settlement, or, if lower, as an amount equal to the Loss/Damage that, in the determination of the arbitration panel, would have occurred if the matter had not been settled;

(e)

in the event that (x) an offer is made to the Claimant, the Company or any Subsidiary (as the case may be), to settle any matter giving rise to an indemnification obligation, which the Indemnifying Party, but not the Claimant, is willing to accept, and (y) the Indemnifying Party has accepted in writing its indemnification obligation in relation to such Third-Party Claim, then the Claimant, the Company or any Subsidiary (as the case may be) shall be free not to enter into such settlement and to commence or continue litigation, at its/their own expense, but the Indemnifying Party’s liability shall be limited to the amount of the proposed settlement;

(f)	it is also understood that, all costs and expenses incurred by the Indemnifying Party in participating to the relevant Third-Party Claim shall be borne by the Indemnifying Party; and
(g)

any indemnification amount due by the Indemnifying Party in relation to a Third-Party Claim shall be paid, to the entity directly affected by the Loss, exclusively after the issuance of a definitive court decision or order or an arbitration award deciding on the Third-Party Claim, or a definitive settlement agreement on the Third-Party Claim (provided that such settlement agreement is entered into with the prior written consent of the Indemnifying Party in compliance with the above provisions), and within 30 (thirty) Business Days after the issuance of such definitive judicial judgement or arbitration award or the execution of such settlement agreement.

15.	NOTICES
15.1

All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing, in the English language, and shall be deemed to have been duly served when delivered by hand or sent by registered letter with return receipt, courier, facsimile or email, to the contact details set forth in Schedule 15 or to such other Person or contact details as each Party may designate by notice to be sent to the other Parties.

Any communication sent as above will be conclusively deemed to have been received (i) in case of delivery by hand, registered letter or courier, at the time of delivery as indicated in the relevant written receipt; (ii) in case of facsimile or email, at the time of dispatch, as shown in the report automatically generated by the sender’s fax machine (to the extent such report shows that the transmission has been completed and all pages successfully transmitted) or transmitting equipment, or, if the transmission is completed on a day other than a Business Day, on the following Business Day, or upon receipt of a confirmation that the email was delivered, in case of email.

16.	GENERAL PROVISIONS
16.1	Costs, Tax and Expenses

Any cost, tax, impost, duty or charge arising in connection with the transactions contemplated by this Agreement shall be borne and paid as follows:

(a)	any income and capital gain Taxes due as a consequence of the sale and purchase of the Shares shall be borne and paid for by the Sellers, as far as each of them is concerned;
(b)

each Party shall bear all costs and expenses (including advisory fees) respectively incurred in connection with the negotiation, preparation, execution and implementation of this Agreement and the transactions contemplated by this Agreement;

(c)

all transfer Taxes (including the “Tobin tax”, but with exception of any capital gain taxes, which shall be borne by the Sellers), stamp, use, registration, recording, conveyancing, notarial and other such taxes, duties, fees, costs and expenses (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer.

16.2	Invalidity

If any provision of this Agreement becomes void, unenforceable, invalid, illegal or inapplicable, the legality, enforceability, validity and applicability of any other provision of this Agreement shall not be affected or impaired. In such a case, the Parties will negotiate in good faith a substitute and lawful provision to replace the void, unenforceable, invalid, illegal or inapplicable provision which shall comply with the spirit and object of the original provision.

16.3	Waiver

No failure or delay by any Party in exercising any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

16.4	Further Assurance

The Parties hereby agree to execute, exchange and deliver all such reasonable instruments and documents and to perform all such reasonable acts and do all such other reasonable things as may be necessary to effect the purposes of this Agreement.

16.5	Amendments

Any amendment, waiver or change of this Agreement will require a written agreement executed by the Party against whom enforcement of any such amendment, waiver or change is sought.

16.6	Entire Agreement, Wagering Agreement and Schedules
(a)

This Agreement constitutes the entire and only agreement among the Parties relating to the subject matter of the Agreement and there are no other oral or written agreements or understandings with respect to the transactions contemplated hereby. As a consequence, this Agreement supersedes and cancels any contract, agreement, exchange of letters or verbal agreement relating to the same matter that may have been entered into between all the Parties, or part of them, prior to the date hereof and all the obligations provided therein, which were fully and satisfactorily complied with until the date of this Agreement by each Party.

(b)

The Buyer hereby acknowledges that this Agreement is a wagering agreement (contratto aleatorio) for the purposes of Article 1469 of the Code. In light of the foregoing, the Parties hereby acknowledge and agree that the remedy provided for by Articles 1448 and 1467 of the Code is hereby expressly excluded and shall not apply to this Agreement.

(c)	The Schedules attached to this Agreement shall be construed with, and as an integral part of, this Agreement.
16.7	Confidentiality
(a)

Except as otherwise mandatorily required under any applicable provisions of Law or rule issued by an Authority or other regulatory or stock exchange authorities having jurisdiction on any of the Parties or their respective Affiliates, no publicity, release or announcement concerning the execution or delivery of this Agreement, will be issued without the prior written consent and approval, as to both form and content, of the Parties. For the avoidance of any doubt, the Buyer and Farfetch shall have the right (and therefore this Section 16.7 shall not apply) to disclose the SPA as required pursuant to the Securities Act and shall make all filings to the Securities and Exchange Commission (SEC) in such respect

(b)

Each Party shall keep strictly confidential this Agreement, its content, its existence and all transactions contemplated herein and not to disclose to any third party any such information without the other Parties’ consent; provided that neither Party shall be in breach of this undertaking by virtue of any disclosure of information that (i) is, or subsequently becomes, available to the public, or is otherwise disclosed to third parties, through no fault of such disclosing Party, (ii) must be released or disclosed pursuant to any Law enacted or rule issued by a government or other regulatory, stock exchange or other competent Authority having jurisdiction on any such Party (or its respective Affiliates) and/or any NGG Group Company.

16.8	No assignment

Except as otherwise specifically provided in this Agreement, no Party may assign any of its rights, interests or obligations under this Agreement without the other Party’s prior written consent. It is, however, agreed and understood that the Buyer shall be entitled to assign by way of security to any third-party debt provider any rights (including, without limitations, any indemnification rights) arising from this Agreement.

16.9	Applicable law and jurisdiction

This Agreement shall be governed by, and shall be interpreted in accordance with, the Laws of the Italian Republic.

16.10	Jurisdiction
(a)

Any dispute among the Parties hereto, arising out of or in connection with this Agreement, including its validity, implementation, interpretation, termination or enforcement, shall be finally settled by an arbitration under the Rules of Camera Arbitrale Nazionale ed Internazionale di Milano (the “Rules”) then in force.

The arbitration shall be rituale and the arbitrators shall decide in accordance with the Law (secondo diritto). The arbitration award may be challenged also for breach of rules of Law relating to the merit of the controversy.

The arbitration shall be held in Milan and the language of the proceeding shall be Italian.

(b)

Without prejudice for the provision of paragraph (a) above and to the jurisdiction of the arbitrators contemplated thereby, the Parties hereby submit to the exclusive jurisdiction of the court of Milan (Italy) any legal suit, action or proceeding (including provvedimenti cautelari) in connection with this Agreement, which may not be settled or resolved by arbitration.

*****

If you agree with the terms and conditions set forth above, please confirm in writing to us your agreement by reproducing faithfully the text of this letter onto your letter head, initialling it on each page except the last page, of which we ask that you sign in token of your full and unconditional agreement, and sending it to us.

Your faithfully,

Antonioli S.r.l.	DHOLDING S.r.l.

/s/ Claudio Antonioli	/s/ Davide de Giglio
By: Claudio Antonioli	By: Davide de Giglio
Title: CEO	Title: Director

DTEAM S.r.l.	Marcelo Burlon S.r.l.

/s/ Davide de Giglio	/s/ Andrea Tortora della Corte
By: Davide de Giglio	By: Andrea Tortora della Corte
Title: Director	Title: Attorney in fact

Mr. Andrea Grilli S.r.l.

/s/ Andrea Grilli
By: Andrea Grilli
Title: Owner

*****

In sign of full acknowledgement and acceptance of your proposal

Your faithfully,

Farfetch Limited	Farfetch Italia S.r.l.

/s/ Jose Neves	/s/ Carlotta Veneziani
By: Jose Neves	By: Carlotta Veneziani
Title: CEO	Title: Director

List of Omitted Schedules and Exhibits

The following schedules and exhibits to the Sale and Purchase Agreement relating to 100% of the Share Capital of New Guards Group Holding s.p.a,, dated as of August 2, 2019, among multiple sellers, Farfetch Italia S.r.l. and Farfetch Limited have not been provided herein:

Schedule (K) Data Room

Schedule 1.1(I) 2018 NGG Consolidated Financial Statements

Schedule 1.1(II) 2018 NGG Financial Statements

Schedule 1.1(III) Alanui Agreements

Schedule 1.1(IV) Closing Financial Documents

Schedule 1.1(V) IFRS Financial Documents

Schedule 1.1(VI) NFP

Schedule 1.1(VII) NGG Group EBITDA

Schedule 1.1(IX) Reference NFP

Schedule 1.1(XI) Relevant Percentage

Schedule 3.3(a)(ii); Antolioni Escrow Amount

Schedule 5.5 Farfetch Covenants

Schedule 8.2(b)(v) Hold Harmless Letters

Schedule 9.10(a) NGG Material Contracts

Schedule 9.11 NGG Lease Agreements

Schedule 9.12(a) NGG Employees

Schedule 9.12(c) NGG Collective Bargaining Agreements

Schedule 9.12(k) Agents

Schedule 9.16(a) Owned IP Rights

Schedule 9.16(c) Licensed IP Rights

Schedule 9.19 Insurance Policies

Schedule 10.6 Farfetch Warranties

Schedule 12.1 Trade Working Capital Special Indemnity

Schedule 12.2 Special Indemnification Obligations

Schedule 15 Notices

The Registrant hereby undertakes to furnish supplementally a copy of any omitted schedules or exhibits to the Securities and Exchange Commission upon request.